UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant  ☑
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑    Definitive Proxy Statement
☐    Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12
AGILYSYS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

Payment of Filing Fee (Check the appropriate box):
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

____________________________________________________

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

To be held on September 15, 2016
____________________________________________________

Please join us for the Agilysys, Inc. 2016 Annual Meeting of Shareholders to be held on Thursday, September 15, 2016, at 8:00 a.m., local time, at the company's offices at 3380 146th Place SE, Suite 400, Bellevue, Washington 98007.
The purposes of the Annual Meeting are:
1.	To approve an amendment to the Company's Amended Code of Regulations ("Regulations") to declassify the board of directors;

2.	To elect the director nominees named in the attached Proxy Statement;

3.	To approve the Agilysys, Inc. 2016 Stock Incentive Plan;

4.	To vote, on a non-binding advisory basis, to approve the compensation of our named executive officers set forth in the Proxy Statement;

5.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2017; and

6.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on July 28, 2016, are entitled to vote at the Annual Meeting. It is important to vote your shares at the Annual Meeting, regardless of whether you plan to attend. In addition to voting by mail, you may vote by telephone or Internet. Please refer to your enclosed proxy card and the Proxy Statement for information regarding how to vote by telephone or Internet. If you choose to vote by mail, please sign, date, and promptly return your proxy card in the enclosed envelope.

By Order of the Board of Directors,

Michael A. Kaufman
Chairman of the Board of Directors

August 15, 2016

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be held on September 15, 2016.
The Proxy Statement and our Annual Report on Form 10-K for the
fiscal year ended March 31, 2016, are available at www.agilysys.com.

____________________________________________________

PROXY STATEMENT
2016 ANNUAL MEETING OF SHAREHOLDERS
September 15, 2016
____________________________________________________

ANNUAL MEETING INFORMATION

General Information
This Proxy Statement and the enclosed proxy card are being provided in connection with the solicitation by the board of directors of Agilysys, Inc., an Ohio Corporation ("Agilysys," the "Company," "we," "our," or "us"), to be used at the Annual Meeting of Shareholders to be held on September 15, 2016, and any adjournments or postponements of the Annual Meeting. The Annual Meeting will be held at 8:00 a.m., local time, at the Company's offices at 3380 146th Place SE, Suite 400, Bellevue, Washington 98007. Our principal executive office is located at 425 Walnut Street, Suite 1800, Cincinnati, Ohio 45202. The purposes of the Annual Meeting are stated in the accompanying Notice. This Proxy Statement, the enclosed proxy card, and our Annual Report on Form 10-K for the fiscal year ended March 31, 2016 ("2016 Annual Report"), are first being mailed to shareholders and made available electronically on our website at www.agilysys.com beginning on or about August 15, 2016.
Record Date, Voting Shares, and Quorum

Shareholders of record of our common shares at the close of business on July 28, 2016, the "Record Date," are entitled to notice of and to vote their shares at the Annual Meeting, or any adjournment or postponement of the Annual Meeting.  On the Record Date, there were 22,939,102 common shares outstanding and entitled to vote at the Annual Meeting. Each share is entitled to one vote. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the common shares outstanding at the close of business on the Record Date will constitute a quorum for the transaction of business at the Annual Meeting. We will include abstentions and broker non-votes in the number of common shares present at the Annual Meeting for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares. Our common shares are listed on the NASDAQ Global Select Market under the symbol "AGYS." References within this Proxy Statement to our common shares or shares refer to our common shares, without par value, the only class of securities entitled to vote at the Annual Meeting.

How to Vote

If you are the record holder of common shares, you or your duly authorized agent may vote by completing and returning the enclosed proxy card in the envelope provided.  This year, you may also vote by telephone or Internet. Telephone and Internet voting information is provided on your proxy card. A control number, located on the proxy card, is designed to verify your identity, allow you to vote your shares, and confirm that your voting instructions have been properly recorded. Please note the deadlines for voting by telephone, the Internet, and proxy card as set forth on the proxy card. If you vote by telephone or Internet, you need not return your proxy card. You may also attend the Annual Meeting and vote in person; however, we encourage you to vote your shares in advance of the Annual Meeting even if you plan on attending. If your common shares are held by a bank or broker, or any other nominee, you must follow the voting instructions provided to you by the bank, broker, or nominee. Although most banks and brokers offer voting by mail, telephone, and the Internet, availability and specific procedures will depend on their voting arrangements.

Unless revoked, common shares represented by a properly signed and returned proxy card (or other valid form of proxy), or as instructed via telephone or Internet, received in time for voting will be voted as instructed. If your proxy card is signed and returned with no instructions given, the persons designated as proxy holders on the proxy card will vote as follows:

•	FOR the amendment to the Company's Regulations to declassify the board of directors (proposal 1);
•	FOR the election of each director nominee named herein (proposal 2);
•	FOR the approval of the 2016 Stock Incentive Plan (proposal 3);
•	FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers (proposal 4); and
•	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm (proposal 5).

The Company knows of no other matters scheduled to come before the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy gives discretionary authority to the proxy holders with respect to such business, and the proxy holders intend to vote the proxy as recommended by our board of directors with regard to any such business, or, if no such recommendation is given, the proxy holders will vote in their own discretion.

Revocability of Proxies

You may revoke or change your vote at any time before the final vote on the matter is taken at the Annual Meeting by submitting to our Secretary a notice of revocation or by timely delivery of a valid, later-dated, duly executed proxy by mail, telephone, or Internet. You may also revoke or change your vote by attending the Annual Meeting and voting in person. If your shares are held by a bank, broker, or other nominee, you must contact the bank, broker, or nominee and follow their instructions for revoking or changing your vote.

Vote Required, Abstentions, and Broker Non-Votes

If a quorum is present at the Annual Meeting, the affirmative vote of two-thirds of the voting power of the Company's outstanding common stock will be required to approve proposal 1, the amendment to the Regulations to declassify our board of directors.  Abstentions and broker non-votes will have the same effect as votes against the proposal, although they will be considered present for the purpose of determining a quorum.

If a quorum is present at the Annual Meeting, the nominees named herein for election as directors in proposal 2 will be elected if they receive the greatest number of votes cast at the Annual Meeting present in person or represented by proxy and entitled to vote. Abstentions will have no effect on the election of directors.

For proposal 3 (approval of 2016 Stock Incentive Plan), proposal 4 (advisory vote on named executive officer compensation) and proposal 5 (ratification of independent registered public accounting firm), if a quorum is present, the affirmative vote of the holders of shares representing a majority of the common shares present in person or represented by proxy and entitled to vote will be required to approve each proposal. The effect of an abstention is the same as a vote against each proposal. If you hold your shares in street name and do not give your broker or nominee instruction as to how to vote your shares with respect to proposals 1, 2, 3 and 4, your broker or nominee will not have discretionary authority to vote your shares on proposals 1, 2, 3 and 4. These broker non-votes will have no effect on proposals 2, 3 and 4, but will have the same effect as votes against the proposal on proposal 1.

Cumulative Voting

Each shareholder has the right to vote cumulatively in the election of directors if the shareholder gives written notice not less than 48 hours before the Annual Meeting commences to our Chief Executive Officer or Secretary that he, she, or it wants its voting for the election of directors to be cumulative. In such event, the shareholder giving notice, or a representative of such shareholder, the Chairman, or the Secretary, will make an announcement about such notice at the start of the Annual Meeting. Cumulative voting means that the shareholder may cumulate his, her, or its voting power for the election of directors by distributing a number of votes, determined by multiplying the number of directors to be elected at the Annual Meeting times the number of such shareholder's shares. The shareholder may distribute all of the votes to one individual director nominee or distribute the votes among two or more director nominees, as the shareholder chooses. In the event of cumulative voting, unless contrary instructions are received, the persons named in the enclosed proxy will vote the shares represented by valid proxies on a cumulative basis for the election of the nominees named herein, allocating the votes among the nominees in accordance with their discretion.

Proxy Solicitation

The cost of solicitation of proxies, including the cost of preparing, assembling, and mailing the Notice, Proxy Statement, and proxy card, will be borne by us. In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees, and fiduciaries to send proxy materials to their principals, and we may reimburse them for their expenses in so doing. Our officers, directors, and employees may, without additional compensation, personally or by other appropriate means request the return of proxies.

Attending the Annual Meeting

All holders of our common shares at the close of business on the Record Date, or their duly appointed proxies, are authorized to attend the Annual Meeting. Cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting. If you hold your common shares through a bank, broker, or other nominee, you will need to bring a copy of the brokerage statement reflecting your share ownership as of the Record Date, or a legal proxy from your bank or broker, to attend the meeting.

Voting Results

Preliminary voting results will be announced at the Annual Meeting. Within four business days following the Annual Meeting, final results, or preliminary results if final results are unknown, will be announced on a Form 8-K filed with the Securities and Exchange Commission ("SEC"). If preliminary results are announced, final results will be announced on a Form 8-K filed with the SEC within four business days after the final results are known.

Company Information

Our 2016 Annual Report is being mailed with this Proxy Statement. These documents also are available electronically on our website at www.agilysys.com, under Investor Relations. Our 2016 Annual Report is not incorporated into this Proxy Statement and is not to be considered proxy solicitation material. If you wish to have additional copies of our 2016 Annual Report, we will mail copies to you without charge. Requests may be sent to our corporate services office at: Agilysys, Inc., Attn: Investor Relations, 1000 Windward Concourse, Suite 250, Alpharetta, Georgia 30005, or you may request copies through our website, under Investor Relations. These documents have been filed with SEC and also may be accessed from the SEC's website at www.sec.gov. If you have any questions about the Annual Meeting or these proxy materials, please contact Investor Relations by telephone at 770-810-7948, or by email at investorrelations@agilysys.com, or through our website, under Investor Relations.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Corporate Governance Guidelines (the "Guidelines") adopted by our board of directors are intended to provide a sound framework to assist the board of directors in fulfilling its responsibilities to shareholders. Under the Guidelines, the board of directors exercises its role in overseeing the Company by electing qualified and competent officers and by monitoring the performance of the Company. The Guidelines state that the board of directors and its committees exercise oversight of executive officer compensation and director compensation, succession planning, director nominations, corporate governance, financial accounting and reporting, internal controls, strategic and operational issues, and compliance with laws and regulations. The Guidelines also state the board of directors' policy regarding eligibility for the board of directors, including director independence and qualifications for director candidates, events that require resignation from the board of directors, service on other public company boards of directors, and stock ownership guidelines. The Nominating and Corporate Governance Committee annually reviews the Guidelines and makes recommendations for changes to the board of directors.

 The Guidelines are available on our website at www.agilysys.com, under Investor Relations.

Code of Business Conduct

The Code of Business Conduct adopted by our board of directors applies to all directors, officers, and employees of the Company and incorporates additional ethics standards applicable to our Chief Executive Officer, Chief Financial Officer, and other senior financial officers of the Company, and any person performing a similar function. The Code of Business Conduct is reviewed annually by the Audit Committee, and recommendations for change are submitted to the board of directors for approval. The Code of Business Conduct is available on our website at www.agilysys.com, under Investor Relations. The Company has in place a hotline available for use by all employees, as described in the Code of Business Conduct. Any employee can anonymously report potential violations of the Code of Business Conduct through the hotline, which is managed by an independent third party. Reported violations are promptly reported to and investigated by the Company. Reported violations are addressed by the Company and, if related to accounting, internal accounting controls, or auditing matters, the Audit Committee. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the Code of Business Conduct.

Director Independence

NASDAQ listing standards provide that at least a majority of the members of the board of directors must be independent, meaning free of any material relationship with the Company, other than his relationship as a director. The Guidelines state that the board of directors should consist of a substantial majority of independent directors. A director is not independent if he fails to satisfy the standards for director independence under NASDAQ listing standards, the rules of the SEC, and any other applicable laws, rules, and regulations. During the board of directors' annual review of director independence, the board of directors considers transactions, relationships, and arrangements, if any, between each director or a director's immediate family members and the Company or its management. In June 2016, the board of directors performed its annual director independence review and as a result of such review determined that each of Donald Colvin, Jerry Jones, Michael A. Kaufman, Melvin Keating, Keith M. Kolerus, and John Mutch qualify as independent directors. Mr. Dennedy is not independent because of his service as President and CEO of the Company.

Director Attendance

The board of directors held six meetings during fiscal year 2016, and no director attended less than 75% of the aggregate of the total number of board of director meetings and meetings held by committees of the board of directors on which he served. Independent directors meet regularly in executive session at board of director and committee meetings, and executive sessions are chaired by the chairman of the board or by the appropriate committee chairman. It is the board of directors' policy that all of its members attend the Annual Meeting of Shareholders absent exceptional cause. Messrs. Colvin, Dennedy and Keating attended the 2015 Annual Meeting.

Shareholder Communication with Directors

Shareholders and others who wish to communicate with the board of directors as a whole, or with any individual director, may do so by sending a written communication to such director(s) in care of our Secretary at our Alpharetta, Georgia office address, and our Secretary will forward the communication to the specified director(s).

Committees of the Board

During fiscal year 2016, the board of directors had four standing committees: the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Strategic Review Committee. At the end of the fiscal year and as of July 28, 2016, the members and chairman of each committee were as follows:

Director	Audit	Compensation	Nominating and Corporate Governance	Strategic Review
Donald Colvin*	Chairman
James H. Dennedy
Jerry Jones	X		X
Michael A. Kaufman		X	Chairman	Chairman
Melvin Keating		Chairman	X	X
Keith M. Kolerus		X	X
John Mutch*	X	X		X

*Qualifies as an Audit Committee Financial Expert.

Committee Charters.  The board of directors has adopted a charter for each committee other than the Strategic Review Committee, and each committee with a charter is responsible for the annual review of its respective charter. Charters for each committee are available on our website at www.agilysys.com, under Investor Relations.

Audit Committee.  The Audit Committee held nine meetings during fiscal year 2016. The Audit Committee reviews with our independent registered public accounting firm the proposed scope of our annual audits and audit results, as well as interim reviews of quarterly reports; reviews the adequacy of internal financial controls; reviews internal audit functions; is directly responsible for the appointment, determination of compensation, retention, and general oversight of our independent registered public accounting firm; reviews related person transactions; oversees the Company's implementation of its Code of Business Conduct; and reviews any concerns identified by either the internal or external auditors. The board of directors determined that all Audit Committee members are financially literate and independent under NASDAQ listing standards for audit committee members. The board of directors also determined that Messrs. Colvin and Mutch each qualify as an "audit committee financial expert" under SEC rules.

Compensation Committee.  The Compensation Committee held five meetings during fiscal year 2016. The purpose of the Compensation Committee is to enhance shareholder value by ensuring that pay available to the board of directors, Chief Executive Officer, and other executive officers enables us to attract and retain high-quality leadership and is consistent with our executive pay philosophy. As part of its responsibility, the Compensation Committee oversees our pay plans and policies; annually reviews and determines all pay, including base salary, annual cash incentive, long-term equity incentive, and retirement and perquisite plans; administers our incentive programs, including establishing performance goals, determining the extent to which performance goals are achieved, and determining awards; administers our equity pay plans, including making grants to our executive officers; and regularly evaluates the effectiveness of the overall executive pay program and evaluates our incentive plans to determine if the plans' measures or goals encourage inappropriate risk-taking by our employees. A more complete description of the Compensation Committee's functions is found in the Compensation Committee Charter. The board of directors determined that all Compensation Committee members are independent under NASDAQ listing standards for compensation committee members.

Our Legal and Human Resources Departments support the Compensation Committee in its work and, in some cases, as a result of delegation of authority by the Compensation Committee, fulfill various functions in administering our pay programs. In addition, the Compensation Committee has the authority to engage the services of outside consultants and advisers to assist it. The Committee engages compensation consultants to perform current market assessments when it believes that such an assessment would inform its decision making with respect executive compensation. The Compensation Committee did not engage a compensation consultant to advise it in connection with setting compensation for the Named Executive Officers in fiscal year 2016.

Our Chief Executive Officer, Chief Financial Officer, and our General Counsel attend Compensation Committee meetings when executive compensation, Company performance, and individual performance are discussed and evaluated by Compensation Committee members, and they provide their thoughts and recommendations on executive pay issues during these meetings and provide updates on financial performance, industry status, and other factors that may impact executive compensation. Decisions regarding the Chief Executive Officer's compensation were based solely on the Compensation Committee's deliberations, while compensation decisions regarding other executive officers took into consideration recommendations from the Chief Executive Officer. Only Compensation Committee members make decisions on executive officer compensation and approve all outcomes.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee ("Nominating Committee") held four meetings during fiscal year 2016. The board of directors determined that all Nominating Committee members are independent under NASDAQ listing standards. The Nominating Committee assists the board of directors in finding and nominating qualified people for election to the board; reviewing shareholder-recommended nominees; assessing and evaluating the board of directors' effectiveness; and establishing, implementing, and overseeing our governance programs and policies. The Nominating Committee is responsible for reviewing the qualifications of, and recommending to the board of directors, individuals to be nominated for membership on the board of directors. The board of directors has adopted Guidelines for Qualifications and Nomination of Director Candidates ("Nominating Guidelines"), and the Nominating Committee considers nominees using the criteria set forth in the Nominating Guidelines. At a minimum, a director nominee must:

•	Be of proven integrity with a record of substantial achievement;
•	Have demonstrated ability and sound business judgment based on broad experience;
•	Be able and willing to devote the required amount of time to the Company's affairs, including attendance at board of director and committee meetings;
•	Be analytical and constructive in the objective appraisal of management's plans and programs;
•	Be committed to maximizing shareholder value and building a sound company, long-term;
•	Be able to develop a professional working relationship with other directors and contribute to the board or directors' working relationship with senior management of the Company;
•	Be able to exercise independent and objective judgment and be free of any conflicts of interest with the Company; and
•	Be able to maintain the highest level of confidentiality.

The Nominating Committee considers the foregoing factors, among others, in identifying nominees; however, there is no policy requiring the Nominating Committee to consider the impact of any one factor by itself. The Nominating Committee also will consider the board of directors' current and anticipated needs in terms of number, diversity, specific qualities, expertise, skills, experience, and background. In addition, the Corporate Governance Guidelines state that the board of directors should have a balanced membership, with diverse representation of relevant areas of experience, expertise, and backgrounds. The Nominating Committee seeks nominees that collectively will build a capable, responsive, and effective board of directors, prepared to address strategic, oversight, and governance challenges. The Nominating Committee believes that the backgrounds and qualifications of the directors as a group should provide a significant mix of experience, knowledge, and abilities that will enable the board of directors to fulfill its responsibilities.

The Nominating Committee will consider shareholder-recommended nominees for membership on the board of directors. For a shareholder to properly nominate a candidate for election as a director at a meeting of the shareholders, the shareholder must be a shareholder of record at the time the notice of the nomination is given and at the time of the meeting, be entitled to vote at the meeting in the election of directors, and have given timely written notice of the nomination to the Secretary. To be timely, notice must be received by the Secretary, in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary of the previous year's annual meeting; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year's annual meeting, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th calendar day following the day on which public disclosure of the date of such annual meeting is first made.  In the case of a special meeting, timely notice must be received by the Secretary not later than the close of business on the 10th day after the date of such meeting is first publicly disclosed. A shareholder's notice must set forth, as to each candidate:

•	Name, age, business address, and residence address of the candidate;
•	Principal occupation or employment of the candidate;
•	Class and number of shares that are owned of record or beneficially by the candidate;
•	Information about the candidate required to be disclosed in a proxy statement complying with the rules and regulations of the SEC;
•
Written consent of the candidate to serve as a director if elected and a representation that the candidate does not and will not have any undisclosed voting arrangements with respect to his actions as a director, will comply with the Company's Regulations and all other publicly disclosed corporate governance, conflict of interest, confidentiality, and share ownership and trading policies and Company guidelines;

•	Name and address of the shareholder making such nomination and of the beneficial owner, if any, on whose behalf the nomination is made;
•	Class and number of shares that are owned of record or beneficially by the shareholder and by any such beneficial owner as of the date of the notice;
•
Representation that the shareholder or any such beneficial owner is a holder of record or beneficially of the shares entitled to vote at the meeting and intends to remain so through the date of the meeting;

•
Description of any agreement, arrangement, or understanding between or among the shareholder and any such beneficial owner and any other persons (including their names) with respect to such nomination;

•
Description of any agreement, arrangement, or understanding in effect as of the date of the shareholder's notice pursuant to which the shareholder, any such beneficial owner, or any other person directly or indirectly has other economic interests in the shares of the Company;

•	Representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; and
•
Representation whether the shareholder intends to deliver a proxy statement and/or form of proxy to holders of outstanding common shares and/or otherwise to solicit proxies in support of the nomination.

The Nominating Committee may request additional information from such nominee to assist in its evaluation. The Nominating Committee will evaluate any shareholder-recommended nominees in the same way it evaluates nominees recommended by other sources, as described above.

Strategic Review Committee.  The Strategic Review Committee held 10 meetings during fiscal year 2016.  The purpose of the Strategic Review Committee is to review and evaluate any and all strategic alternatives to the Company's current strategy and to recommend to the board of directors what action, if any, should be taken by the Company.

Board Leadership

The board of directors determined that having an independent director serve as chairman of the board is in the best interest of shareholders at this time. The structure ensures a greater role for our independent directors in the oversight of the Company and the active participation in setting agendas and establishing priorities and procedures for the board of directors. Pursuant to the board of directors' Corporate Governance Guidelines, it is our policy that the positions of chairman of the board and chief executive officer be held by different individuals, except as otherwise determined by the board of directors. Mr. Kaufman has served as Chairman of the Board since 2015.

In 2015, the board established the role of vice-chairman of the board to assist the chairman of the board in the performance of his duties, as directed by the chairman from time to time. Mr. Kolerus has served as vice-chairman of the board since the establishment of the role.

Risk Oversight

Management is responsible for the day-to-day management of risks facing the Company, while the board of directors, as a whole and through its committees, is actively involved in the oversight of such risks. The board of directors' role in risk oversight includes regular reports at board of director and Audit Committee meetings from members of senior management on areas of material risk to the Company, including strategic, financial, operational, and legal and regulatory compliance risks. Management regularly identifies and updates, among other items, the population of possible risks for the Company, assigns risk ratings, prioritizes the risks, assesses likelihood of risk occurrence, develops risk mitigation plans for prioritized risks, and assigns roles and responsibilities to implement mitigation plans. Risks are ranked by evaluating each risk's likelihood of occurrence and magnitude. The board of directors' Compensation Committee, in consultation with management, evaluates our incentive plans to determine if the plans' measures or goals encourage inappropriate risk-taking by our employees. As part of its evaluation, the Compensation Committee determined that the performance measures and goals were tied to our business, financial, and strategic objectives. As such, the incentive plans are believed not to encourage risk-taking outside of the range of risks contemplated by the Company's business plan.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during fiscal year 2016 (Messrs. Kaufman, Keating, Kolerus, and Mutch) is or has been an officer or employee of the Company, has had any relationship with the Company required to be disclosed as a related person transactions and none of our executive officers served on the compensation committee (or other committee serving an equivalent function) or board of any company that employed any member of our Compensation Committee or our board of directors during fiscal year 2016.

DIRECTOR COMPENSATION
During fiscal year 2016, compensation for non-employee directors consisted of the following:
•	$25,000 annual cash retainer for each non-employee director;
•	$35,000 annual cash retainer for the chairman of the board;
•	$5,000 annual cash retainer to the vice-chairman of the board;
•	$10,000 annual cash retainer for the chairman of the Audit Committee;
•	$7,500 annual cash retainer for the chairmen of each of the Compensation and Nominating & Corporate Governance Committees;
•	$10,000 annual cash retainer for each member of the Audit, Nominating & Corporate Governance, and Compensation Committees, including each chairman;
•	$10,000 annual cash retainer to each member of the Strategic Review Committee, including the chairman;
•	$5,000 monthly cash retainer for each member of the Strategic Review Committee, including the chairman;
•	An award of restricted shares to each non-employee director valued at $70,000 on the grant date.
We also reimburse our directors for reasonable out-of-pocket expenses in connection with attendance at board of directors and committee meetings.
The fiscal year 2016 equity award for each director, other than Messrs. Colvin and Keating, consisted of 7,675 restricted shares, based on a $9.12 grant date price, and was granted under the 2011 Stock Incentive Plan. The restricted shares vested on March 31, 2016, and provided for pro-rata vesting upon retirement prior to March 31, 2016. The grant was made in June 2015 to the then current non-employee directors; however, Mr. Kaufman declined the award given the significant ownership in the Company by his firm, MAK Capital. Following their initial election to the board at the 2015 Annual Meeting, Messrs. Coleman and Keating received pro-rata grants of 3,278 restricted shares on November 12, 2015, based on a $11.12 grant date price, and otherwise on the same terms as the equity awards for the other directors.
Our directors are subject to share ownership guidelines that require ownership of either (i) three times the director's respective annual cash retainer within two years of service and six times the director's respective annual cash retainer within four years of service; or (ii) 15,000 shares within the first two years following the director's election to the board of directors and 45,000 shares within four years of election. We pay no additional fees for board of director or committee meeting attendance.

Director Compensation for Fiscal Year 2016

Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Donald Colvin	18,806	36,451	55,257
Jerry Jones	51,139	69,996	121,135
Michael A. Kaufman	93,024	—	93,024
Keith M. Kolerus	73,560	69,996	143,556
Melvin Keating	50,715	36,451	87,166
John Mutch	70,042	69,996	140,038

(1) Fees are paid quarterly.
(2)
Amounts in this column represent the grant date fair value of the restricted shares computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718. As of March 31, 2016, Mr. Kolerus also held an aggregate of 15,000 shares under unexercised stock options.

PROPOSAL 1

AMENDMENT OF THE COMPANY'S AMENDED CODE OF REGULATIONS
 TO DECLASSIFY THE BOARD

General
Our board of directors, in its continuing review of corporate governance matters, has concluded that it is advisable and in the best interests of the Company and its shareholders to amend the Amended Code of Regulations (the "Regulations") to declassify the board of directors. Accordingly, the board of directors recommends that the shareholders approve the amendment to the Regulations attached to this proxy statement as Appendix A. Under the present classified board of directors structure, the board of directors is classified into two classes as follows: Donald Colvin, Melvin Keating and Keith M. Kolerus constitute the Class A directors, with a term ending at the annual meeting of shareholders in 2017; and James H. Dennedy, Jerry Jones, Michael A. Kaufman and John Mutch constitute the Class B directors, with a term ending at this Annual Meeting.
Declassification Proposal
After careful consideration and upon the recommendation of the Nominating and Corporate Governance Committee, which is comprised entirely of independent directors, our board of directors has determined that it is advisable and in the best interests of our Company and its shareholders to declassify our board of directors to allow our shareholders to vote on the election of directors generally on an annual basis, rather than on a staggered basis.
The board of directors recognizes that a classified structure may offer several advantages, such as promoting board continuity and stability and encouraging directors to take a long-term perspective toward strategic planning.  Additionally, classified boards may motivate potential acquirers seeking control to initiate arms-length discussions with the board of directors, rather than engaging in unsolicited or coercive takeover tactics, since potential acquirers are unable to replace the entire board of directors in a single election, thereby better enabling the board of directors to maximize shareholder value and to ensure the equal and fair treatment of shareholders. On the other hand, the board of directors recognizes that a classified structure may reduce directors' accountability to shareholders because such a structure does not enable shareholders to express a view on each director's performance by means of an annual vote. Moreover, many institutional investors believe that board classification limits the ability of shareholders to influence corporate governance policies and to hold management accountable for implementing those policies.  In light of these views, a number of corporations have determined that principles of good corporate governance dictate that all directors of a corporation should be elected annually.
In considering whether a proposal to declassify the board of directors was advisable, the board of directors carefully considered the arguments in favor of and against the current classified board structure, and determined that annual elections of directors will give the shareholders of the Company a greater opportunity to evaluate the performance of the Company's directors by allowing them to vote on each director annually rather than once every two years. The board of directors approved the amendment to the Regulations and recommended that it be submitted to the shareholders for approval at the Annual Meeting.
If our shareholders approve this proposal 1, then effective immediately upon such approval, all of our Class A directors whose term does not expire at this Annual Meeting will resign and all of the resigning directors will be nominated to stand for election to a one-year term expiring at the annual meeting of shareholders in 2017, along with all of our Class B Directors, whose term already expires at this Annual Meeting, and who have also been nominated to stand for election to a one year term expiring at the annual meeting of shareholders in 2017.
As a result, assuming proposal 1 is approved, at this Annual Meeting and at subsequent annual meetings, absent future changes to our board election procedures, all of our directors would be subject to election to serve until the next annual meeting of shareholders and until their successors have been duly elected and qualified.
Vote Required
Approval of the amendment to the Regulations to declassify our board of directors requires the affirmative vote of two-thirds of the voting power of the Company's outstanding common stock.  Abstentions and broker non-votes will have the same effect as votes against the proposal, although they will be considered present for the purpose of determining a quorum. Validly executed proxies will be voted in favor of this proposal 1 unless a shareholder indicates otherwise when submitting its proxy.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE AMENDMENT TO THE COMPANY'S REGULATIONS TO DECLASSIFY THE BOARD.  PROXY CARDS RECEIVED BY THE COMPANY WILL BE VOTED "FOR" PROPOSAL 1 UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE ON THE PROXY CARD.

PROPOSAL 2

ELECTION OF DIRECTORS

General
Our board of directors currently consists of seven members, classified into two classes as follows: Donald Colvin, Melvin Keating and Keith M. Kolerus constitute the Class A directors, with a term ending at the annual meeting of shareholders in 2017; and James H. Dennedy, Jerry Jones, Michael A. Kaufman and John Mutch constitute the Class B directors, whose term expires at this Annual Meeting. In each case, subject to earlier death, resignation, removal or retirement, the directors remain in office until their respective successors are duly elected and qualified, notwithstanding the expiration of the otherwise applicable term.
Declassification Proposal
As described in proposal 1 above, our board of directors approved an amendment to our Regulations to eliminate the classified board of directors and recommended that the amendment be submitted to the shareholders for approval. If the shareholders approve proposal 1, the amendment to our Regulations will become immediately effective in advance of the election of directors at the Annual Meeting. Messrs. Colvin, Keating and Kolerus, whose term does not expire at the Annual Meeting, will resign, and they, together with Messrs. Dennedy, Jones, Kaufman and Mutch, whose term expires at this Annual Meeting, have been nominated for election to serve until the next annual meeting and until their respective successors are duly elected and qualified.
However, if proposal 1 is not approved, Messrs. Dennedy, Jones, Kaufman and Mutch, whose term is expiring, will stand for election to a two-year term expiring at the annual meeting of shareholders in 2018, and Messrs. Colvin, Keating and Kolerus will not resign and will continue to serve for the remainder of the term for which they were elected.
Nominees for Director
If proposal 1 is approved, our board of directors will be declassified, and each of the seven nominees, if elected at this Annual Meeting, will serve for a one-year term expiring at the Annual Meeting to be held in 2017 and until their respective successors have been duly elected and qualified, subject to their earlier death, resignation, retirement or removal. Upon the recommendation of the Nominating and Corporate Governance Committee, comprised of independent directors, the board of directors has nominated each of Donald Colvin, James H. Dennedy, Jerry Jones, Michael A. Kaufman, Melvin Keating, Keith M. Kolerus and John Mutch for election to the board of directors for a term of one year, to serve until the annual meeting of shareholders in 2017 and until their successors have been duly elected and qualified, subject to their earlier death, resignation, retirement or removal. Information concerning the nominees for election at this Annual Meeting is set forth below.
If proposal 1 is not approved, our board of directors will remain classified, and each Class A director will continue to serve for the remainder of his term. Upon the recommendation of the Nominating and Corporate Governance Committee, the board of directors has nominated James H. Dennedy, Jerry Jones, Michael A. Kaufman and John Mutch, whose term expires at this Annual Meeting, for election to the board of directors for a term of two years, to serve until the annual meeting of shareholders in 2018 and until his successor has been duly elected and qualified, subject to his earlier death, resignation, retirement or removal.
Unless authority to vote for any of these nominees is withheld, the shares represented by a validly executed proxy will be voted "FOR" the election of each of Messrs. Colvin, Dennedy, Jones, Kaufman, Keating, Kolerus and Mutch for a one-year term if proposal 1 is approved, or "FOR" the election of each of Messrs. Dennedy, Jones, Kaufman and Mutch for a two-year term if proposal 1 is not approved.  Each nominee has indicated his willingness to serve as a director, if elected.
A biography for each director nominee and our continuing directors follows and, if applicable, arrangements under which a director was appointed to the board of directors or information regarding any involvement in certain legal or administrative proceedings is provided. Additional information about the experiences, qualifications, attributes, or skills of each director and director nominee in support of his service on the board of directors is also provided.

DIRECTOR NOMINEES

Donald Colvin	Age 63	Director since 2015

Interim Chief Financial Officer of Isola Group Ltd. from June 2015 to July 2016.  Chief Financial Officer of Caesars Entertainment Corporation from November 2012 to January 2015 and before that Executive Vice President and CFO of ON Semiconductor Corp. from April 2003 to October 2012.  Prior to joining ON Semiconductor, Mr. Colvin held a number of financial leadership positions, including Vice President of Finance and CFO of Atmel Corporation, CFO of European Silicon Structures as well as several financial roles at Motorola Inc.  Mr. Colvin is a Director and Chairman of the Audit Committee of Isola Group, a director of UTAC (a private Singapore company) and a Member of the Advisory Board for Conexant.  Mr. Colvin holds a B.A. in economics and an M.B.A. from the University of Strathclyde in Scotland. Mr. Colvin's qualifications and extensive experience include financial management, capital structure, financial strategy, significant public company leadership and board experience, and recent experience in the hospitality industry which the Company serves.

James H. Dennedy	Age 50	Director since 2009

President and Chief Executive Officer of the Company since October 2011. Interim President and Chief Executive Officer since May 2011. Principal and Chief Investment Officer with Arcadia Capital Advisors, LLC, an investment management company making active investments in public companies, from April 2008 to May 2011. President and Chief Executive Officer of Engyro Corporation, an enterprise software company offering solutions in systems management, from January 2005 to August 2007. Previously a director of Entrust, Inc., I-many, Inc., and NaviSite, Inc. As a former President of a division of a publicly-held software company and as a Chief Executive Officer of a private software company, Mr. Dennedy has experience in the technology industry. In addition, Mr. Dennedy has extensive experience in investment strategy, capital structure, financial strategy, mergers and acquisitions, and significant public company leadership and board experience.

Jerry Jones	Age 60	Director since 2012

Chief Ethics and Legal Officer, Executive Vice-President of Acxiom Corporation, a marketing technology and services company, since 1999. His responsibilities include oversight of its legal, privacy and security teams and various strategic initiatives, including the strategy and execution of mergers and alliances. Prior to joining Acxiom, Mr. Jones was a partner with the Rose Law Firm in Little Rock, Arkansas, where he specialized in problem solving and business litigation for 19 years, representing a broad range of business interests. Previously he was a director of Entrust, Inc. He is a 1980 graduate of the University of Arkansas School of Law and holds a bachelor's degree in public administration from the University of Arkansas. As the Chief Legal Officer of a technology company, Mr. Jones has extensive experience with legal, privacy, and security matters. He has also led the strategy and execution of mergers and alliances and international expansion efforts.

Michael A. Kaufman	Age 44	Director since 2014

Mr. Kaufman is the President of MAK Capital, a financial investment advisory firm based in New York, NY, which he founded in 2002. Mr. Kaufman holds a B.A. degree in Economics from the University of Chicago, where he also received his M.B.A. He also earned a law degree from Yale University. As President of MAK Capital, the Company's largest shareholder, Mr. Kaufman is uniquely qualified to represent the interests of the Company's shareholders as a director and chairman of the board. Additionally, Mr. Kaufman's qualifications and experience include capital markets, investment strategy and financial management.

Melvin Keating	Age 69	Director since 2015

Director of Red Lion Hotels Corporation since July 2010 and Chairman of the Board from May 2013 to 2015.  Since November 2008, Mr. Keating has been a consultant to several private equity firms, an industry where he previously worked.  Prior to that, he was President and CEO of Alliance Semiconductor from 2005 to 2008.  Mr. Keating also serves as a director of Modern Systems, Inc.  Mr. Keating holds a B.A. from Rutgers University as well as an M.S. in Accounting and an M.B.A. in Finance from The Wharton School of the University of Pennsylvania. Mr. Keating has substantial experience leading public companies in the technology and hospitality industries and is qualified in global operations, financial management and strategy and capital markets.

Keith M. Kolerus	Age 70	Director since 1998

Chairman of the Board of Directors of the Company from 2008 to 2015. Mr. Kolerus also served as Chairman of the Board of Directors of Minco Technology Labs, a manufacturer of high reliability semiconductors, from 2010 to 2015, ACI Electronics, LLC, from 2004 to 2008, and National Semiconductor Japan Ltd., from 1995 to 1998. He holds a bachelor of engineering degree from Vanderbilt University and an M.B.A. from Loyola University, Chicago. Mr. Kolerus has extensive experience in engineering, global operations, private and public companies, software and hardware technology companies, government contracting, capital markets, financial management, and the technology industry. Mr. Kolerus' prior extensive experience leading boards of directors also qualify him to serve on our board of directors.

John Mutch	Age 60	Director since 2009

Founder and managing partner of MV Advisors LLC.  Mr. Mutch founded MV Advisors in January of 2006 as a strategic block investment firm which provides focused investment and operational guidance to both private and public companies. MV Advisors' current portfolio includes companies in the technology, active lifestyle and sports segments valued in excess of $100M. Mr. Mutch's career as an operating executive in the technology sector includes serving as Chairman and Chief Executive Officer of BeyondTrust software from 2008 to 2013, as a Director and Chief Executive Officer of Peregrine Systems (Nasdaq: PRGS) from 2003 to 2005, and as a Director and Chief Executive Officer on HNC Software (Nasdaq: HNCS) from 1999 to 2002. Previously he spent eight years in a variety of executive sales and marketing positions at Microsoft Corporation. Mr. Mutch current serves on the board of directors of Steel Excel (Nasdaq: SXCL). Mr. Mutch holds a B.S. In Economics from Cornell University and an M.B.A. from the University of Chicago. As a Chief Executive Officer of an IT company, Mr. Mutch has extensive experience in the technology industry, restructuring, financial management and strategy, capital markets, sales management, and marketing.
Vote Required
If a quorum is present at the annual meeting, the nominees for election as directors will be elected if they receive the greatest number of votes cast at the Annual Meeting present in person or represented by proxy and entitled to vote. Abstentions and broker non-votes will have no effect on the election of directors.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES.  PROXY CARDS RECEIVED BY THE COMPANY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE NOMINEES UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE ON THE PROXY CARD.

PROPOSAL 3

APPROVAL OF AGILYSYS, INC. 2016 STOCK INCENTIVE PLAN

The Board voted unanimously to approve and recommend to shareholders the approval of the 2016 Stock Incentive Plan (the "2016 Plan") (this proposal 3), the principal provisions of which are described below. The following is a summary of the material terms of the 2016 Plan and is qualified in its entirety by the full text of the 2016 Plan as set forth as Appendix B to this Proxy Statement.
The Board believes that stock-based awards are an important element of the Company's compensation programs. The 2016 Plan promotes the Company's compensation philosophy and objectives by (i) providing long-term incentives to those persons with significant responsibility for the success and growth of the Company; (ii) motivating participants to achieve the long-term success and growth of the Company; (iii) providing a vehicle to tie a significant portion of compensation to the long-term performance of the Company's shares; (iv) enabling the Company to attract and retain skilled and qualified officers, other employees, directors, and consultants who are expected to contribute to the Company's success in a competitive market for such individuals; (v) facilitating ownership of the Company's shares; and (vi) aligning the personal interests of officers, employees, and others in the Company's long-term growth and profitability with the interests of the Company's shareholders. The 2016 Plan will replace the Company's 2011 Stock Incentive Plan that was approved by shareholders at the 2011 Annual Meeting (the "2011 Plan"). As of June 30, 2016, approximately 1,978,255 shares were available for grant under the 2011 Plan, and the Board approved the 2016 Plan to provide a sufficient pool, and broad variety, of stock and stock-based awards. Subject to shareholder approval at the Annual Meeting, the 2016 Plan will be effective as of June 8, 2016.  Information on the total number of shares available under the Company's existing equity compensation plans and subject to outstanding options and rights is presented in the Equity Compensation Plan Information table on page 37.

The 2016 Plan allows the Company the flexibility to grant a variety of stock and stock-based awards, including stock options and stock appreciation rights, granted separately or in tandem with each other, and restricted shares and restricted share units, both time vested or conditioned on the attainment of performance goals. The 2016 Plan is also designed to allow compliance with Section 162(m) of the Internal Revenue Code (the "Code"). It is intended that awards under the 2016 Plan with a performance component (which does not include time-vested share awards) generally will satisfy the requirements for performance-based compensation under Section 162(m) while granting the Compensation Committee the authority to grant nonperformance-based awards where it deems appropriate. Section 162(m) generally places a $1,000,000 limit on the tax deduction allowable for compensation paid (or accrued for tax purposes) with respect to the Chief Executive Officer and the three other highest-paid executives (excluding the chief financial officer) during a tax year; unless the compensation meets certain requirements. All stock incentive awards to the Company's most highly compensated executives that may be made over the next few years are expected to be granted under the 2016 Plan. By seeking shareholder approval of the 2016 Plan, the Board is also asking our shareholders to approve the material terms of the performance goals set forth in the 2016 Plan, which are described below.
Summary of the 2016 Plan
Shares Subject to the 2016 Plan
The aggregate number of common shares that may be issued under the 2016 Plan is 2,000,000, plus shares remaining available for grant under prior plans as discussed below. The 2016 Plan provides for appropriate adjustments in the number of shares subject to the 2016 Plan (and other share limitations contained therein and described below) and to grants previously made if there is a share split, dividend, reorganization, or other relevant change affecting the Company's corporate structure or its shares. If shares under an award are not issued prior to the expiration, termination, cancellation, or forfeiture of the award, then those shares would again be available for inclusion in future grants. Upon the effective date of the 2016 Plan, prior Company equity plans for which shares remain available for grant will be terminated. The shares available under such prior plans will be made available for grant under the 2016 Plan, as well as shares subject to outstanding awards under such prior plans which thereafter are forfeited, settled in cash or cancelled, or expire; provided that all outstanding awards under such prior plans remain outstanding and are administered and settled in accordance with the provisions of the prior plans, as applicable.
Other Share Limitations
The maximum number of shares subject to restricted shares or restricted share units that may be granted under the 2016 Plan is 1,250,000. The maximum number of shares subject to restricted shares or restricted share units that may be granted to an individual in a calendar year is 400,000 shares, and the maximum number of shares subject to stock options or stock appreciation rights that may be granted to an individual in a calendar year is 800,000 shares.
Eligible Participants
Officers and employees of the Company, any consultant to the Company, and the Company's non-employee directors are eligible to receive awards under the 2016 Plan. Awards are granted to those persons with significant responsibility for the Company's success and growth. As of June 30, 2016, approximately 556 employees, including six executive officers, and six non-employee directors were eligible to receive equity awards.
Administration
The 2016 Plan is administered by a committee ("Committee") consisting of at least three directors appointed by the Board, all of whom meet the definitions of the terms "outside director" set forth in the regulations under Section 162(m) of the Code, "independent director" set forth in The Nasdaq Stock Market LLC ("Nasdaq") rules, and

 "non-employee director" set forth in Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Unless determined otherwise by the Board, the Compensation Committee will administer the 2016 Plan and has the authority under the 2016 Plan to (i) select the employees, consultants, and directors to whom awards are granted; (ii) determine the type and timing of awards and the appropriate award agreement evidencing each award; (iii) determine the number of shares covered by each award and all other terms and conditions of awards, not inconsistent with the terms of the 2016 Plan; (iv) determine whether an award is, or is intended to be, performance-based compensation within the meaning of 162(m) of the Code; (v) determine whether terms, conditions, and objectives have been met or, if permissible, should be modified or waived, not inconsistent with the terms of the 2016 Plan; (vi) cancel or suspend an award, or determine whether an amount or payment of an award should be reduced or eliminated; (vii) determine administrative rules, guidelines, and practices governing the 2016 Plan; and (viii) interpret the provisions of and otherwise supervise the administration of the 2016 Plan.
Stock Options
Stock options granted under the 2016 Plan must be in the form of either incentive stock options ("ISOs"), which meet the requirements of Section 422 of the Code, or nonqualified stock options ("NQSOs"), which do not meet those requirements. The term of a stock option is fixed by the Committee, but may not exceed seven years, and stock options are exercisable at such time or times as determined by the Committee. The exercise price of a stock option cannot be less than the fair market value of the shares on the date of grant, which generally means the last closing price of a share as reported on Nasdaq on the date of the grant. The grantee may pay the stock option exercise price either in cash or such other manner authorized in the 2016 Plan or the applicable award agreement, including the tender of shares. Shares tendered by participants as full or partial payment of the exercise price will not become available for issuance under the 2016 Plan. The 2016 Plan prohibits stock option repricing without shareholder approval.
Code Limitations on Incentive Stock Options
The Code currently places certain limitations on ISO awards. In addition to the other limitations described in the 2016 Plan, an ISO may only be granted to full or part-time employees (including officers and directors who are also employees) of the Company. The total fair market value of shares subject to ISOs which are exercisable for the first time by any participant in any given calendar year cannot exceed $100,000 (valued as of the date of grant). No ISO may be exercisable more than three months following termination of employment for any reason other than death or disability, nor more than one year with respect to death or disability terminations, or such stock option will no longer qualify as an ISO and shall be treated as an NQSO. ISOs will also be non-transferable in accordance with the provisions of the Code. Additional restrictions apply to the grant of ISOs to holders of in excess of 10% of the Company's outstanding shares.
Stock Appreciation Rights
The Committee may grant a stock appreciation right ("SAR") separately or in connection with a stock option granted under the 2016 Plan. If a grantee exercises a SAR, the grantee will receive an amount equal to the excess of the then-fair market value of the shares with respect to which the SAR is being exercised over the stock option exercise price of the shares, in the case of a SAR in connection with a stock option, or the exercise price of the SAR, in the case of an independent SAR. The SAR exercise price must be at least 100% of the fair market value of the underlying shares on the date of grant, and the term of such SAR may not exceed seven years. Payment may be made in cash, in shares, or in a combination of cash and shares, as the Committee determines. If a SAR granted in connection with a stock option is exercised in whole or in part, the right under the related stock option to purchase shares with respect to which the SAR has been exercised will terminate to the same extent. If a stock option is exercised, any SAR related to the shares purchased upon exercise of the stock option will terminate. To the extent that the number of shares reserved for issuance upon the grant of a SAR exceeds the number actually issued upon exercise of a SAR, such shares will not become available for issuance under the 2016 Plan. The 2016 Plan prohibits SAR repricing without shareholder approval.

Restricted Share and Restricted Share Unit Awards
The Committee may grant restricted share awards which consist of shares issued by the Company to a participant for no consideration, or for a purchase price which may be below their fair market value, and are subject to forfeiture in the event of termination of the participant's employment prior to vesting and subject to restrictions on sale or other transfer by the participant. Participants who hold restricted shares have voting rights with respect to the shares and have the right to receive dividend distributions, in cash or shares, payable to the extent the restrictions on the applicable restricted shares lapse. The Committee may also grant restricted share unit awards which are substantially similar to restricted share awards but which generally do not give the participant-holder the rights of a shareholder prior to lapse of the restrictions and, upon such lapse, may be settled in cash, shares, or a combination of both. The Committee may provide for the payment in cash or shares equal to the amount of dividends paid from time to time on the number of shares that would become payable upon vesting of the restricted share unit award. The Committee may provide that restrictions lapse after the passage of time (time-vested), upon certain events (such as death, disability, or retirement) or upon the attainment of specified performance objectives (performance-vested). The Committee may waive any restrictions or accelerate the date or dates on which restrictions lapse except no waiver may apply to a term that is not within the Committee's discretion to waive under the 2016 Plan.
Performance-Based Exception
The Committee may grant awards in a manner that is intended to qualify for the performance-based exception to the deductibility limitations of Section 162(m) of the Code and conditioned upon the achievement of performance goals as the Committee shall determine, in its sole discretion. The performance goals shall be based on one or more performance measures, and the Committee shall specify the time period or periods during which the performance goals must be met. The performance measure(s) may be described in terms of objectives that are related to the individual participant, the Company, or a subsidiary, division, department, region, function, or business unit of the Company, and shall consist of one or more or any combination of the following criteria: cash flow, profit, revenue, stock price, market share, sales, net income, operating income, return ratios, earnings per share, return on equity, working capital, total assets, net assets, return on assets, return on sales, return on invested capital, earnings, gross margin, costs, shareholders' equity, shareholder return and/or specific, objective and measurable non-financial objectives, productivity, or productivity improvement. Performance goals may be expressed in absolute terms or relative to the performance of other entities. The Committee may adjust or modify the performance objectives or periods, provided that any such modifications meet the requirements of Section 162(m) of the Code, to the extent applicable unless the Committee determines that such requirements should not be satisfied. Awards intended to qualify for the performance-based exception shall not vest or be paid until the Committee certifies that the performance goals have been achieved.
Transferability of Awards
No award is transferable other than by will or the laws of descent and distribution, except the Committee may, in its discretion, provide that an award (other than an ISO) is transferable without consideration to a participant's family member (as defined in the 2016 Plan), subject to such terms and conditions as the Committee may impose. All Awards shall be exercisable, during the participant's lifetime, only by the participant or a permitted transferee.
Termination of Employment
Generally, awards are forfeited upon a participant's termination of employment; however, the 2016 Plan provides that the Committee: (i) may allow a participant to exercise vested stock options or SARs for a period of time after termination, if not terminated for cause; and (ii) has discretion to provide the extent to which, if any, the vesting of any award is accelerated or forfeited due to a participant's, death, disability, or retirement, provided that, for awards intended to be performance-based compensation within the meaning of Section 162(m) of the Code, no vesting may occur or no distribution may be made prior to the attainment of the performance goals.

Change in Control
Except as otherwise provided in an award agreement, upon a "change in control" as defined in the 2016 Plan: (i) all outstanding stock options and SARs automatically become fully exercisable; and (ii) all restricted share and restricted share unit awards automatically become fully vested.
Recoupment Policy
Awards are subject to forfeiture or repayment pursuant to the terms of any applicable compensation recoupment or recovery policy adopted by the Company, Committee, or Board, including any policy adopted to comply with the rules of any stock exchange on which the shares are traded or the SEC.
Additional Restrictions
Awards may be subject to additional restrictions adopted by the Company, Committee, or Board, including share retention guidelines, minimum holding requirements or other similar restrictions.
Discontinuation of 2016 Plan, Amendments, and Award Substitutions
The Board of Directors may amend, alter, or discontinue the 2016 Plan at any time, provided that any such amendment, alteration, or discontinuance has been approved by the Company's shareholders, if shareholder approval is required under applicable laws, regulations, or exchange requirements (including for the purpose of qualification under Section 162(m) of the Code as "performance-based compensation"), and does not materially and adversely impair the rights of any grantee, without his or her consent, under any award previously granted. The 2016 Plan could be amended without shareholder approval in certain nonmaterial ways that could result in an increased cost to the Company. No Awards shall be made under the 2016 Plan after the tenth anniversary of the effective date.
New 2016 Plan Benefits
As of June 30, 2016, the Committee has approved the following awards under the 2016 Plan, subject to shareholder approval of the 2016 Plan at the annual meeting:
Name and Position	Dollar Value (1)	Number of Shares (2)
James H. Dennedy President and Chief Executive Officer	$497,317	47,499
Janine K. Seebeck Senior Vice President, Chief Financial Officer and Treasurer	$143,116	13,669
Kyle C. Badger Senior Vice President, General Counsel and Secretary	$66,999	6,399
Larry Steinberg Senior Vice President, Chief Technology Officer	$112,891	10,782
Jimmie D. Walker, Jr., Senior Vice President, Global Revenue	$27,628	2,638
Executive Officers as a Group	$884,973	84,523
Non-Executive Director Group	$350,000	30,355
Non-Executive Officer Employee Group	$1,111,423	96,934
____________
(1)	Dollar values for restricted stock grants to non-employee directors and non-executive employees are based on the last reported sale price of our common stock on June 8, 2016 ($11.53). Dollar values for restricted stock grants to executive officers are based on the last reported sale price of our common stock on June 30, 2016 ($10.47).
(2)	All restricted share grants to non-employee directors and non-executive employees were made on June 8, 2016. All grants to executive officers were made on June 30, 2016. Grants to non-employee directors vest on March 31, 2017. Grants to employees, including executive officers, vest in three annual increments beginning on March 31, 2017, with the exception of the grants to Mr. Dennedy and Ms. Seebeck, which will vest when the performance criteria for such grants is obtained or one year from the date of shareholder approval of the 2016 Plan if the performance criteria are obtained sooner.

Any additional future awards under the 2016 Plan are granted in the discretion of the Committee, and therefore are not currently determinable, as awards are discretionary and participation is determined each fiscal year.
Certain Federal Tax Consequences with Respect to Awards
The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company of awards granted under the 2016 Plan under current law. This is not intended to constitute tax advice, and tax consequences for an individual may be different.
There are no Federal income tax consequences to a participant or the Company upon the grant of stock options and SARs. When an NQSO or SAR is exercised, the participant realizes taxable compensation (ordinary income) at that time equal to, for an NQSO, the difference between the aggregate option exercise price and the fair market value of the shares on the date of exercise and, for an SAR, the aggregate amount of cash and fair market value of any shares received upon exercise. The Company is generally entitled to a tax deduction to the extent, and at the time, that the participant realizes compensation income. Upon the exercise of an NQSO or SAR, the 2016 Plan requires the participant to pay to the Company any amount necessary to satisfy applicable Federal, state, or local tax withholding requirements. Upon the exercise of an ISO, a participant recognizes no immediate taxable income, except that the excess of the fair market value of the shares acquired over the option exercise price will constitute a tax preference item for the purpose of computing the participant's alternative minimum tax liability. Income recognition is deferred until the shares acquired are disposed of and any gain will be treated as long-term capital gain if the minimum holding period is met (two years from the date of grant and one year from the date of exercise), but otherwise will be treated as ordinary income in an amount determined under the applicable tax rules. There is no tax deduction for the Company when an ISO is exercised. The participant's tax treatment upon a disposition of shares acquired through the exercise of a stock option is dependent upon the length of time the shares have been held. There is no tax consequence to the Company in connection with the disposition of the shares except that the Company would be entitled to a tax deduction, in an amount equal to the ordinary income recognized by the participant, in the case of a disposition of shares acquired upon exercise of an ISO before the ISO holding period has been satisfied.
Generally, no taxes are due upon a grant of restricted shares or restricted share units. An award of restricted shares becomes taxable when it is no longer subject to a substantial risk of forfeiture (i.e., becomes vested or transferable). The taxation of restricted shares may be accelerated by an election under Section 83 of the Code, if permitted. Income tax is paid at ordinary income rates on the value of the restricted shares when the restrictions lapse, and then at capital gain rates with respect to any further gain (or loss) when the shares are sold. In the case of restricted share units, the participant has taxable ordinary income upon receipt of payment. In all cases, the Company has a tax deduction when the participant recognizes ordinary income subject to other applicable limitations and restrictions.
Grants may qualify as performance-based compensation under Section 162(m) of the Code. This status is intended to preserve Federal income tax deductions by the Company with respect to annual compensation required to be taken into account under Section 162(m) of the Code that is in excess of $1 million and paid to the Company's chief executive officer and three next most highly compensated executive officers, excluding the chief financial officer. To qualify, grants must be made by a committee consisting solely of two or more "outside directors" (as defined under Section 162 regulations) and satisfy the limit on the total number of shares that may be awarded to any one participant during any calendar year. In addition, for grants other than options to qualify, the granting, issuance, vesting, or retention of the grant must be contingent upon satisfying one or more performance criteria, as established and certified by a committee consisting solely of two or more "outside directors." The 2016 Plan permits 162(m) qualified grants but also permits the Committee to grant awards which do not qualify where it deems that appropriate.
Tax withholding requirements may be satisfied through the withholding of shares deliverable in connection with an award, as determined by the Committee. Shares withheld by, or otherwise remitted to, the Company to satisfy a participant's tax withholding obligations upon the lapse of restrictions of restricted shares or the exercise of options or SARs granted under the 2016 Plan or upon any other payment of issuance of shares under the 2016 Plan will not become available for issuance under the 2016 Plan.

Finally, the 2016 Plan is designed to meet requirements for exemptions from coverage under Section 409A of the Code governing nonqualified deferred compensation. The Committee is expressly authorized to take such actions as may be necessary to avoid adverse tax consequences thereunder.
The foregoing is only a summary of the effect of federal income taxation upon participants and the Company with respect to the grant and exercise of awards under the 2016 Plan. It does not purport to be complete and does not discuss the tax consequences of a participant's death or the provisions of the income tax laws of any municipality, state, or foreign country in which the participant may reside.
Required Vote and Recommendation of the Board of Directors
The affirmative vote of the holders of shares representing a majority of the common shares present in person or represented by proxy and entitled to vote will be required to approve proposal 3. The effect of an abstention is the same as a vote "AGAINST" proposal 3, and a broker non-vote will have no effect on proposal 3.
THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL 3. PROXY CARDS RECEIVED BY THE COMPANY WILL BE VOTED "FOR" PROPOSAL 3 UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE ON THE PROXY CARD.

EXECUTIVE OFFICERS

The following are biographies for each of our current, non-director executive officers. The biography for Mr. Dennedy, our President and Chief Executive Officer, and a director, is provided above.
Name	Age	Current Position	Previous Positions
Janine K. Seebeck	40	Senior Vice President, Chief Financial Officer and Treasurer since August 2013.
Vice President and Controller November 2011 to August 2013. Vice President of Finance, Asia Pacific, at PGi; from 2008 to April 2011. Vice President, Corporate Controller at Premiere Global Services, Inc. from 2002 to 2008.

Kyle C. Badger	48	Senior Vice President, General Counsel and Secretary since October 2011.
Executive Vice President, General Counsel and Secretary at Richardson Electronics, Ltd. from 2007 to October 2011. Senior Counsel at Ice Miller LLP from 2006 to 2007. Partner at McDermott, Will & Emery LLP from 2003 to 2006.

Rehan Jaddi	44	Senior Vice President, Customer Support & Service Solutions, since December 2014.	Vice President of Product Engineering, from June 2012 to December 2014. Principal Group Program Manager at Microsoft from 2004 to 2012.
Larry Steinberg	48	Senior Vice President and Chief Technology Officer since June 2012.
Principal Development Manager, Microsoft Corporation from August 2009 to May 2012, and Principal Architect from June 2007 to July 2009; Founder and Chief Technology Officer of Engyro Corporation from March 1995 to May 2007.

Jimmie D. Walker, Jr.	56	Senior Vice President, Global Revenue since January 2016.
Vice President, Sales and Marketing November 2014 to January 2016; Vice President of Sales, Codeforce 360 from May 2013 to October 2014; Business Development Principle, Edutainment Media from October 2005 to May 2013.

BENEFICIAL OWNERSHIP OF COMMON SHARES

The following table shows the number of common shares beneficially owned as of July 28, 2016 by (i) each current director; (ii) our Named Executive Officers; (iii) all directors and executive officers as a group; and (iv) each person who is known by us to beneficially own more than 5% of our common shares.

Name	Common Shares	Shares Subject to Exercisable Options	Restricted Shares (1)	Total Shares Beneficially Owned (1)	Percent of Class (2)
Directors and Nominees
Donald Colvin	3,278	—	—	3,278	*
Jerry Jones	28,218	—	—	28,218	*
Michael A. Kaufman (3)	7,056,934	—	—	7,056,934	30.8
Keith M. Kolerus	141,495	15,000	—	156,495	*
Melvin Keating	3,278	—	—	3,278	*
John Mutch	12,512	—	—	12.512	*
Named Executive Officers
Kyle C. Badger	41,091	54,419	34,230	129,740	*
James H. Dennedy	242,015	201,861	87,134	531,010	2.3
Janine Seebeck	22,866	37,727	40,693	101,286	*
Larry Steinberg	103,598	68,385	51,103	223,086	1.0
Jimmie D. Walker, Jr.	1,213	3,555	25,850	30,618	*
All directors and executive officers	7,687,421	394,538	259,548	8,341,507	35.8
Other Beneficial Owners
MAK Capital One, LLC et al 590 Madison Avenue, 9th Floor New York, New York 10022	7,056,934 (4)				30.8
RGM Capital, LLC 9010 Strada Stell Court, Suite 105 Naples, FL 34109	2,244,809 (5)				9.8
Discovery Group I, LLC 191 North Wacker Drive, Suite 1685 Chicago, Illinois 60606	2,231,855 (6)				9.7
Dimensional Fund Advisors LP 6300 Bee Cave Road Building One Austin, Texas, 78746	1,863,204 (7)				8.1
Name	Common Shares	Shares Subject to Exercisable Options	Restricted Shares (1)	Total Shares Beneficially Owned (1)	Percent of Class (2)
Other Beneficial Owners
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	1,558,181 (8)				6.8

(1)
Beneficial ownership of the shares comprises both sole voting and dispositive power, or voting and dispositive power that is shared with a spouse, except for restricted shares for which individual has sole voting power but no dispositive power until such shares vest.

(2)	* indicates beneficial ownership of less than 1% on July 28, 2016.
(3)
Comprised entirely of shares beneficially owned by MAK Capital One  L.L.C. Mr. Kaufman is the managing member of MAK Capital One L.L.C. and shares voting and dispositive power with respect to all of the shares.

(4)
As reported on a Schedule 13D/A dated May 12, 2015. MAK Capital One LLC has shared voting and dispositive power with respect to all of the shares. MAK Capital One LLC serves as the investment manager of MAK Capital Fund LP ("MAK Fund") and MAK-ro Capital Master Fund LP ("MAK-ro Fund"). MAK GP LLC is the general partner of MAK Fund and MAK-ro Fund. Michael A. Kaufman, managing member and controlling person of MAK GP LLC and MAK Capital One L.L.C., has shared voting and dispositive power with respect to all of the shares. MAK Fund  has shared voting and dispositive power with respect to 3,424,973 shares. MAK-ro Fund has shared voting and dispositive power with respect to 1,859,675 shares. Paloma International L.P. ("Paloma"), through its subsidiary Sunrise Partners Limited Partnership, and S. Donald Sussman, controlling person of Paloma, have shared voting and dispositive power with respect to 1,772,286 shares. The principal business address of MAK Capital One LLC, MAK GP LLC and Mr. Kaufman is 590 Madison Avenue, 9th Floor, New York, New York 10022. The principal address of MAK Fund is c/o Dundee Leeds Management Services Ltd., 129 Front Street, Hamilton, HM 12, Bermuda. The principal business address of MAK-ro Fund is c/o Dundee Leeds Management Services Ltd., Waterfront Centre, 2nd Floor, 28 N. Church Street, P.O. Box 2506, Grand Cayman KY1-1104, Cayman Islands. The principal address of Paloma and Sunrise Partners Limited Partnership is Two America Lane, Greenwich, Connecticut 06836-2571. The principal business address for Mr. Sussman is 217 Commercial Street, Portland, Maine 04101.

On May 31, 2011, MAK Fund, Paloma and Computershare Trust Company, N.A. (the "Trustee") entered into an Amended and Restated Voting Trust Agreement (the "Revised Voting Trust Agreement") to clarify the effect on the voting trust created by the Voting Trust Agreement dated as of December 31, 2009, were the reporting persons (named above) to beneficially own one-third or more of the Company's outstanding voting securities as a result of a decrease in the total number of voting securities outstanding.  In such event, regardless of the reporting persons' economic interest in the Company, its voting power will be effectively limited to no more than 23% or 27% of the voting securities in the event of a shareholder vote on (i) a merger, consolidation, conversion, sale or disposition of stock or assets or other business combination which requires approval of two-thirds of the Company's voting power (a "Strategic Transaction") or (ii) a transaction other than a Strategic Transaction which requires approval of two-thirds of the Company's voting power (an "Other Transaction"), respectively. In connection with a Strategic Transaction or Other Transaction, the reporting persons would continue to possess the total voting power only over a number of voting securities that would equal the total voting power it would possess were it to hold only one-third of the voting securities. The Revised Voting Trust Agreement will become effective if and when the number of shares owned by the reporting persons equals or exceeds one-third of the voting securities then outstanding as a result of a decrease in the total number of voting securities outstanding.  Until such time, the Voting Trust Agreement will remain in full force and effect.
The Voting Trust Agreement provides that, for transactions requiring at least two-thirds of the voting power to approve, Trustee will vote shares as follows: (i) for a Strategic Transaction, vote shares that exceed 20% of the outstanding shares in favor of, against, or abstaining from voting in the same proportion as all other shares voted by shareholders (including reporting persons' shares that do not exceed the 20% threshold); and (ii) for Other Transactions, vote shares that exceed 25% of the outstanding shares in favor of, against, or abstaining from voting in the same proportion as all other shares voted by shareholders (including reporting persons' shares that do not exceed the 25% threshold). The Voting Trust Agreement terminates (i) if the vote necessary to approve all forms of transactions is lowered to the affirmative vote of holders of shares entitling them to exercise at least a majority of the voting power on the proposal to approve such transactions (from two-thirds); (ii) if MAK Fund and Paloma are no longer members of a "group" for purposes of Section 13(d) of the Securities Exchange Act, then the Voting Trust Agreement terminates with respect to any of MAK Fund and Paloma that beneficially owns not more than 20% of the outstanding shares; (iii) on February 18, 2020, or February 18, 2025 if MAK Fund continues to hold 20% of the outstanding shares; or (v) if another person or entity holds greater than 20% of the outstanding shares that are not subject to a similar voting agreement.
(5)
As reported on a Schedule 13G/A dated February 12, 2016. RGM Capital, LLC has shared voting and dispositive power with respect to all of the shares.  Robert G. Moses is the managing member of RGM Capital, LLC, and shares voting and dispositive power with respect to all of the shares.

(6)
As reported on a Schedule 13D/A dated May 6, 2015.  Discovery Group has shared voting and dispositive power with respect to all the shares.  Discovery Equity Partners, L.P. and Daniel J. Donoghue and Michael R. Murphy, managing members of Discovery Group, share voting and dispositive power with respect to all the shares.  The business address of each of Discovery Equity Partners and Messrs. Donoghue and Murphy is 191 North Wacker Drive, Suite 1685, Chicago, Illinois 60606.

(7)
As reported on a Schedule 13G/A dated February 9, 2016. Dimensional Fund Advisors LP has sole voting power with respect to 1,824,555 shares and sole dispositive power with respect to all of the shares.

(8)	As reported on a Schedule 13G/A dated January 20, 2016. BlackRock, Inc. has sole voting power with respect to 1,539,036 shares and sole dispositive power with respect to all of the shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act requires the Company's directors and certain of its executive officers and persons who beneficially own more than 10% of the Company's common shares to file reports of and changes in ownership with the SEC. Based solely on the Company's review of copies of SEC filings it has received or filed, the Company believes that each of its directors, executive officers, and beneficial owners of more than 10% of the shares satisfied the Section 16(a) filing requirements during fiscal year 2016, except as follows: (i) Messrs. Colvin and Keating filed late Form 3s reporting their election to the board of directors in September 2015, (ii) Mr. Walker filed late a Form 3 reporting his appointment as an executive officer in January 2016; (iii) Messrs. Dennedy, Badger, Jaddi, and Steinberg and Ms. Seebeck filed late Form 4s for equity grants made to them in June 2015 and tax withholdings in July 2015 and March 2016; (iv) Mr. Walker filed a late Form 4 reporting a tax withholding in March 2016; (v) Messrs. Jones, Kolerus and Mutch filed late Form 4s for equity grants made to them in June 2015, and (vi) Mr. Mutch filed a late Form 4 reporting a stock sale in March 2015.  The Company has recently outsourced the preparation and filing of Section 16(a) reports to improve compliance with the filing requirements of Section 16(a).

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (the "CD&A") describes our executive compensation philosophy and programs for our Named Executive Officers during fiscal year 2016.  Compensation arrangements with our Named Executive Officers are governed by the Compensation Committee of our board of directors.

Our Named Executive Officers in fiscal year 2016 consisted of our Chief Executive Officer ("CEO"), our Chief Financial Officer ("CFO"), and our three other most highly compensated officers during fiscal year 2016, as listed below:

•	James Dennedy, President and Chief Executive Officer
•	Janine Seebeck, Senior Vice President, Chief Financial Officer and Treasurer
•	Kyle Badger, Senior Vice President, General Counsel and Secretary
•	Larry Steinberg, Senior Vice President, Chief Technology Officer
•	Jimmie D. Walker, Jr., Senior Vice President, Global Revenue

Compensation for Messrs. Dennedy, Badger and Steinberg and for Ms. Seebeck consists of the same elements and adheres to the same philosophy and objectives.  Mr. Walker, as the head of our sales function, has a compensation structure designed to incent profitable sale revenue growth, and in fiscal year 2016 it was therefore substantially different from that of the other Named Executive Officers.

Compensation Highlights

Compensation Focus for Fiscal Year 2016.  The compensation arrangements with our Named Executive Officers for fiscal year 2016 were similar to their compensation arrangements in fiscal year 2015 and recent prior years. After considering the results of our recent votes on Named Executive Officer compensation, which confirmed the Company's philosophy and objectives relative to our executive compensation program, the Compensation Committee continued efforts to maintain market median compensation and link executive pay to performance by maintaining base salaries and annual incentive opportunities for all of the Named Executive Officers at the same level as fiscal year 2015, while focusing annual incentives on improvements over fiscal year 2015 results.

Performance Linked Compensation.  Our Compensation Committee set fiscal year 2016 compensation, including financial targets for performance-based compensation, for our Named Executive Officers to continue to emphasize pay for performance by setting annual cash incentives based on goals focused on improvements over fiscal year 2015 results for revenue and adjusted EBITDA.  In prior years, the Committee had included adjusted operating income as a financial performance metric in setting annual cash incentives.  However, as announced by the Company at the beginning of fiscal year 2016, the Company is now using adjusted EBITDA internally to focus management on the results of the Company's core operations, and the Compensation Committee aligned the metrics for annual cash incentives in fiscal year 2016 accordingly.  Adjusted EBITDA, a non-GAAP financial measure, is defined as income before income taxes, interest expense (net of interest income), depreciation and amortization (including amortization of developed technology), and excluding charges relating to (i) legal settlements, (ii) restructuring, severance, and other charges, (iii) asset write-offs and other fair value adjustments, (iv) share-based compensation, and (v) other non-operating (income) expense.

Mr. Dennedy's targeted pay was approximately 74% performance-based, and between 50% and 67% for each of our other Named Executive Officers' targeted pay was performance-based, tied directly to annual goals or long-term equity awards, the value of which is tied directly to an increase in share price.

Our operating results for fiscal year 2016 outperformed our plan.  Total net revenue increased by 16% from $103.5 million in fiscal year 2015 to $120.4 million in fiscal year 2016, and adjusted EBITDA increased 258% from $1.2 million in fiscal year 2015 to $4.3 million in fiscal year 2016. As a result, our Named Executive Officers earned approximately 138% of their target annual incentives related to fiscal year 2016.

To further link pay to performance and emphasize long-term shareholder value creation, the only increases in compensation provided to the Named Executive Officers in fiscal year 2016 by the Compensation Committee were in the form of long-term equity incentive awards granted at the beginning of fiscal year 2016 to three of the Named Executive Officers that were 5 to 15% higher as a percentage of base salary over the prior year.

Chief Executive Officer Compensation.   Mr. Dennedy's compensation package for fiscal year 2016 did not change from 2015.

At the beginning of the fiscal year, the Compensation Committee believed Mr. Dennedy's compensation reflected the Compensation Committee's ongoing commitment to link pay to performance and to maintain market median compensation without change. At the end of the fiscal year, the Compensation Committee re-assessed Mr. Dennedy's total compensation for fiscal year 2016 and deemed that the total compensation that would have been earned under his compensation package exceeded what the Committee believed to be market compensation for his position. As a result, the Committee used its discretion to reduce Mr. Dennedy's annual incentive award to 100% of his target incentive amount from the 138% of target that would have been earned based on the Company's financial performance.

Highlights of Mr. Dennedy's 2016 compensation included:
•	No increase in base salary or annual incentive opportunity;
•	Annual incentive payout reduced to target payout to keep total CEO compensation in line with the Committee's determination of market;
•	50% of long-term incentive award, granted as stock-settled appreciation rights, is based entirely on share price improvement, and the balance, granted as restricted stock, is tied to share price; and
•	74% of targeted compensation was variable pay, tied either to performance or share price improvement.

Chief Financial Officer Compensation.   Ms. Seebeck's compensation package for fiscal year 2016 also continued to reflect the Compensation Committee's ongoing commitment to link pay to performance and to maintain market median compensation as evidence by the following for Ms. Seebeck:
•	No increase in base salary or annual incentive opportunity;
•	Increase in total compensation to better align to market median made entirely in long term incentive awards;
•	50% of long-term incentive award, granted as stock-settled appreciation rights, is based entirely on share price improvement, and the balance, granted as restricted stock, is tied to share price;
•	59% of targeted compensation was variable pay, tied either to performance or share price improvement, an increase of 9% over fiscal year 2015.

Senior Vice President, Sales Compensation.  Mr. Walker was not an executive officer at the beginning of the fiscal year, and accordingly his compensation was not reviewed or approved by the Compensation Committee.  At the beginning of the fiscal year his target cash compensation was $373,108, consisting of $171,428 in base salary and $201,680 in annual incentives based primarily on commissions.  In addition, in August 2015, Mr. Walker received a grant of stock-settled appreciation rights equal in value to $42,857, or 25% of his base salary, as part of annual equity grants made to senior non-executive employees of the Company.

In August 2015, in recognition of improved sales results under Mr. Walker's leadership, Mr. Dennedy increased Mr. Walker's target cash compensation to $450,000, consisting of $225,000 in base salary and $225,000 in annual incentives.  In January 2016, Mr. Dennedy, with the consent of the Compensation Committee, promoted Mr. Walker to the position of Senior Vice President, Global Revenue, and in connection with this promotion raised Mr. Walker's base salary to $240,000 and his annual incentive to $275,000.  The Compensation Committee also awarded Mr. Walker a grant of 25,000 restricted common shares as a retention incentive on the same basis as the retention grants made to other executive officers in fiscal year 2015.  As with the prior grants, Mr. Walker's grant vests 5% on the first anniversary of grant, 5% on the second anniversary of grant, and 90% on the third anniversary.

Compensation Philosophy, Objectives, and Structure

Our Compensation Committee adopted its pay philosophy, objectives, and structure for Named Executive Officers to achieve financial and business goals and create long-term shareholder value.

Compensation Philosophy and Objectives.  For fiscal year 2016, as in recent prior years, our Compensation Committee's pay philosophy was to pay total compensation at the market median of comparative peer group compensation, with emphasis placed on performance-based compensation, tied directly to annual goals or long-term equity awards, and to link compensation to our business strategy. The Compensation Committee's objective was to establish an overall compensation package to:
•	Reward the achievement of business objectives approved by our board of directors;
•	Tie a significant portion of compensation to the long-term performance of our common shares;
•	Provide a rational, consistent, and competitive executive compensation program that is well understood by those to whom it applies; and
•	Attract, retain, and motivate executives who can significantly contribute to our success.

Compensation Structure.  Our compensation structure is comprised of:

Base Salary — Base salary provides fixed pay levels aimed to attract and retain executive talent. Variations in salary levels among Named Executive Officers are based on each executive's roles and responsibilities, experience, functional expertise, relation to peer pay levels, competitive assessments, individual performance, and changes in salaries in the overall general market and for all employees of the Company. Salaries are reviewed annually by our Compensation Committee, and changes in salary are based on these factors and input from our CEO, other than for himself. None of the factors are weighted according to any specific formula. New salaries generally are based on the Compensation Committee's discretion and judgment but may be based on any of the above-mentioned relevant factors.

Annual Incentives — Annual incentives provide cash variable pay for achievement of the Company's financial, strategic, and operational goals and individual goals, with target incentives set as a percentage of salary, designed to reward achievement of goals with an annual cash payment. Variations in target incentive amounts among Named Executive Officers are determined by our Compensation Committee and based on market data, length of time in current role or similar role at another company, and recommendations from our CEO, other than for himself.  At the end of each fiscal year, the Compensation Committee considers the aggregate compensation of each Named

Executive Officer and makes adjustments to the annual incentive payment otherwise earned if the aggregate compensation is significantly outside of the market median compensation determined based on the 2014 peer group and other information available to the Compensation Committee.

Long-Term Incentives — Long-term incentives are variable, equity incentives designed to drive improvements in performance that build wealth and create long-term shareholder value by tying the value of earned incentives to the long-term performance of our common shares. Target incentives are set as a percentage of salary. Variations in awards among Named Executive Officers are determined by our Compensation Committee after a review of various factors, including recommendations based on market data, individual ability to influence results, length of time in current role or similar role at another company, and recommendations from our CEO, other than for himself.

Compensation Key Considerations

Annual Goal Setting.  Annual goals for our Named Executive Officers are tied to our financial, strategic, and operational goals and include business specific financial targets relating to our goals. For fiscal year 2016, the Compensation Committee linked all of the Named Executive Officer's annual incentive goals to the same financial goals for revenue and adjusted EBITDA. At fiscal year-end, the Compensation Committee evaluated the performance of each Named Executive Officer and determined an appropriate award based on established goals.

Variable Pay at Risk.  Our compensation philosophy drives the provision of greater at-risk pay to our Named Executive Officers, and variable pay at risk comprised approximately 74% of target annual compensation for our CEO and between 50% and 67% for other Named Executive Officers. Our Named Executive Officers have significant opportunities for long-term, equity-based incentive compensation, higher than for annual cash incentive compensation for each Named Executive Officer, as our philosophy is to tie a significant portion of compensation to the long-term performance of our common shares. As a result, significant emphasis is placed on long-term shareholder value creation, thereby we believe minimizing excessive risk taking by our executives.

Competitive Market Assessments.  As described in last year's CD&A, the Committee engaged Pearl Meyer & Partners as its compensation consultant during fiscal year 2014 and received from them a competitive market assessment that evaluated compensation levels for the Company's top four executive positions, including Messrs. Dennedy, Badger and Steinberg and Ms. Seebeck. The Committee has not engaged a compensation consultant since fiscal year 2014. The 2014 assessment compared then current compensation levels for the executives to published compensation data for comparable executives at a peer group determined by the Compensation Committee in 2014 from a group recommended by Pearl Meyer & Partners.

The 2014 peer group consisted of the following software and technology companies:

SPS Commerce Inc.	Rally Software Development Corp.	Ellie Mae Inc.
E2open Inc.	Synchronoss Technologies Inc.	BSQUARE Corp.
Support.com Inc.	QAD Inc.	American Software Inc.
Sourcefire Inc.	Bottomline Technologies Inc.	Callidus Software Inc.
Gigamon Inc.	Actuate Corp.	Model N Inc.
Cyan Inc.	PROS Holdings Inc.	inContact Inc.
Qualys Inc.	Jive Software Inc.
XRS Corp.

These peer companies were selected based on industry relevance and comparability to the Company's revenue at the time of selection in 2014.  The Compensation Committee considered this 2014 assessment in setting Named Executive Officer Compensation at the beginning of fiscal year 2016.

Tally Sheets.  Our Compensation Committee analyzed tally sheets at the beginning and end of the fiscal year to review overall compensation and pay mix for each Named Executive Officer. Tally sheets included a three-year look-back of total compensation, including annual cash compensation, long-term incentive awards granted and earned, and benefits and perquisites. Tally sheets also included a cumulative inventory of equity grants by fiscal year, including the value of outstanding equity at the Company's current stock price and the value received for prior vesting and exercises of equity. The tally sheets brought together, in one place, all elements of Named Executive Officers' actual compensation and information about wealth accumulation so that our Compensation Committee could analyze the individual elements, the mix of compensation and the aggregate total amount of annual and accumulated compensation. Tally sheets were also used by the Compensation Committee to evaluate internal pay equity among the Named Executive Officers and to determine the impact of employment termination or change of control events. In support of the philosophy of rewarding performance, tally sheets are used by the Compensation Committee to review compensation as compared to expectations, and our Compensation Committee determined that annual compensation set for our Named Executive Officers for fiscal year 2016 was consistent with expectations and with the established compensation philosophy and pay mix guidelines driven by that philosophy.

Fiscal Year 2016 Compensation

The Company's fiscal year 2015 total target compensation ranked approximately at the median of the competitive market assessment provided by Pearl Meyers & Partners during fiscal year 2014, with Mr. Dennedy positioned between the 50th and 75th percentile and Ms. Seebeck and Messrs. Badger and Steinberg positioned just below the 50th percentile. Based on this, the Compensation Committee determined that increases in total compensation were appropriate for Ms. Seebeck and Messrs. Badger and Steinberg, but not for the other Named Executive Officers. In accordance with the Committee's desire to further link pay to performance and emphasize long-term shareholder value creation, the Committee allotted the increase only to those executives' long-term equity incentive awards granted at the beginning of fiscal year 2016.

Base Salary.  For fiscal year 2016, salary comprised 26% of total target compensation for our CEO and between 33% and 50% for our other Named Executive Officers. Base salaries did not change from fiscal year 2015 to 2016 because the Compensation Committee believed the base salaries set in fiscal year 2015 to be still aligned with the Committee's philosophy and goals.

Annual Incentives.  For fiscal year 2016, annual goals were set at the beginning of the fiscal year. The discussion below provides details regarding fiscal year 2016 annual incentive performance metrics, levels, and payouts for the Named Executive Officers.

Annual Incentive Levels.  For Dennedy, Seebeck, Badger and Steinberg, fiscal year 2016 target annual incentives were set as a percentage of salary. Target annual incentives for fiscal year 2016 were set at 88% of salary for Mr. Dennedy, 60% of salary for Mr. Steinberg and 50% of salary for the other Named Executive Officers, substantially the same as the prior two fiscal years. Annual incentives comprised 23% of total target compensation for Mr. Dennedy, and between 20% and 25% for our other Named Executive Officers.

Performance Metrics for Dennedy, Seebeck, Badger and Steinberg.  For all Named Executive Officers other than Mr. Walker, fiscal year 2016 performance metrics consisted of a revenue target and an adjusted EBITDA target.  Each Named Executive Officer's annual incentive was weighted 60% on achievement of the revenue target and 40% on achievement of the adjusted EBITDA target.  The Compensation Committee set financial performance metrics for fiscal year 2016 annual incentives to require target level improvements over fiscal year 2015 results for revenue and adjusted EBITDA.  The target level for revenue was set at a $2.5 million, or 2.4%, improvement over fiscal 2015 results; and the target level for adjusted EBITDA was set at a $3.1 million, or 158%, improvement over fiscal 2015 results, reflecting the amount that the Compensation Committee believed could be reasonably achieved given the Company's operating plan and the costs associated with the Company's on-going investment in its next generation products and the Company's strategy of increasing revenue from its subscription services products.  Adjusted EBITDA, a non-GAAP financial measure, is calculated as income before income taxes, interest expense (net of interest income), depreciation and amortization (including amortization of developed technology), and excluding charges relating to (i) legal settlements, (ii) restructuring, severance, and other charges, (iii) asset write-offs and other fair value adjustments, (iv) share-based compensation, and (v) other non-operating (income) expense.. The Company believes adjusted EBITDA is a profitability measure and a key driver of value, focusing on sales, product mix, margins, and expense management. Adjusted EBITDA was selected as an annual goal component given the desire to balance sales and margins, as both are manageable by our Named Executive Officers.

Performance percentages for payouts (with proportionate payouts between the target and maximum achievement levels) were based on varying levels of achievement of fiscal year 2016 budgeted results, as described below.  Payouts were capped at 150% of target incentives.

Component	Weighting (%)	Threshold		Target		Maximum
		Amount	Payout (% of target incentive)	Amount	Payout (% of target incentive)	Amount	Payout (% of target incentive)
Revenue	60	$103.9M	50	$106.0M	100	$110.2	150
Adjusted EBITDA	40	$3.4M	50	$3.9M	100	$4.4M	150

The Compensation Committee believed that the plan involved performance that was moderately difficult at the threshold level, difficult at the 100% target level, given continuing transformation of the business and competition and pricing pressure in the market, and significantly difficult at the maximum level, requiring meaningful improvement over fiscal year 2015 results for revenue and adjusted EBITDA, in each case relative to future expectations at the time the levels were set. Threshold levels were considered as the achievement necessary to successfully execute a minimum level of the operating plan.

Additional detail about threshold and maximum incentives are disclosed in the Grants of Plan-Based Awards for Fiscal Year 2016 table.

Fiscal Year 2016 Payouts.  Our operating results for fiscal year 2016 outperformed our plan.  Total net revenue increased by 16% from $103.5 million in fiscal year 2015 to $120.4 million in fiscal year 2016, and EBITDA increased 258% from $1.2 million in fiscal year 2015 to $4.3 million in fiscal year 2016.

Component	Target	Actual	Payout (%)
Revenue	$106.0M	$120.4M	150%
Adjusted EBITDA (1)	$3.9M	$4.3M	120%

(1)	Adjusted EBITDA is a non-GAAP measure. A reconciliation of net loss, a GAAP measure, for fiscal year 2016 to adjusted EBITDA is as follows:

(In thousands)	2016

Net Loss	$ (3,765)
Income tax expense (benefit)	6
Loss before taxes	(3,759)
Depreciation of fixed assets	2,199
Amortization of intangibles	1,243
Amortization of developed technology	1,022
Interest (income) expense	(63)
EBITDA (b)	642
Share-based compensation expense	3,405
Restructuring, severance and other charges	283
Asset write-offs and other fair value adjustments	180
Other non-operating (income) expense	(491)
Legal settlements	268
Adjusted EBITDA	$ 4,287

(a)
Adjusted EBITDA is defined as income before income taxes, interest expense (net of interest income), depreciation and amortization (including amortization of developed technology), and excluding charges relating to i) legal settlements, ii) restructuring, severance, and other charges, iii) asset write-offs and other fair value adjustments, iv) share-based compensation, and v) other non-operating (income) expense.

(b)	EBITDA is defined as net income before income taxes, interest expense, depreciation and amortization.

As a result, our Named Executive Officers earned 138% of their target annual incentives related to financial targets for fiscal year 2016.

The chart below set forth the fiscal year 2016 annual incentive opportunity for each Named Executive and the actual annual incentive awards earned and paid based on the Compensation Committee's review of the achievement of the performance measures.

Executive	Target Incentive		Incentive Earned		Incentive Paid
	% of Base	Amount ($)	% of Target	Amount ($)	% of Target	Amount ($)
James Dennedy	88	360,500	138	468,650	100	360,500
Janine Seebeck	50	127,500	138	176,053	138	176,053
Kyle Badger	50	130,000	138	179,505	138	179,505
Larry Steinberg	60	157,500	138	217,477	138	217,477

As previously discussed, at the end of the fiscal year, the Compensation Committee re-assessed Mr. Dennedy's total compensation for fiscal year 2016 and deemed that the total compensation that would have been earned under his compensation package exceeded what the Committee believed to be market compensation for his position. As a result, the Committee used its discretion to reduce Mr. Dennedy's annual incentive award to 100% of his target incentive amount, from the 138% of target that would have been earned based on the Company's financial performance.

Performance Metrics for Walker.  Mr. Walker's fiscal year 2016 annual incentives were set by Mr. Dennedy at the beginning of the year and consisted of (i) commissions earned for achieving gross margin quotas for bookings (i.e., dollar value of gross margin for sales booked), for which his target incentive was $150,000, (ii) incentives earned for achieving specific customer and product transaction bookings (i.e., number of sales transactions booked), for which his target incentive was $75,000, and (iii) a bonus of $50,000 earned upon attaining 100% of his assigned bookings dollar amount quota for the year.  Mr. Dennedy set the target bookings levels at those he believed necessary for the Company to successfully execute the operating plan.  Other than the $50,000 bonus to be earned upon attaining 100% of assigned target, which was a flat amount, there was no floor or ceiling on the amount that Mr. Walker could earn with respect to his annual incentives.

Mr. Walker substantially outperformed his bookings targets for fiscal year 2016.  Mr. Walker earned (i) 154% of commissions for achieving gross margin quotas, (ii) 121% of his incentives for achieving specific customer and product transaction booking targets, and (iii) the $50,000 bonus for achieving 100% of his assigned bookings dollar amount quota.  On a blended basis, Mr. Walker earned 135% of his target annual incentives based on achievement against his performance plan.  At the end of the fiscal year, due to Mr. Walker's significant contribution to the Company's outperforming its operating plan, Mr, Dennedy approved payment to Mr. Walker of 138% of his target annual incentives so that his annual incentive payout would match that of the other Named Executive Officers.

Long-Term Incentives.  As with the annual incentives, the Compensation Committee approved fiscal year 2016 long-term incentive ("LTI") awards at the beginning of year when the outcome for the fiscal year was substantially uncertain. LTI awards to Named Executive Officers consisted of stock-settled appreciation rights ("SSARs") and restricted shares, both with three-year vesting schedules, pursuant to the Company's shareholder-approved 2011 Stock Incentive Plan. The Compensation Committee considered various LTI award alternatives. While annual incentives targeted specific performance goals, the focus on LTI awards was to link compensation directly to shareholder gains. SSARs provided the direct link between compensation and shareholder gains in a less dilutive manner than with stock options, and the three-year vesting schedule also enhances retention. Restricted shares also tie compensation to shareholder gains and highly bolster retention over the vesting period. As in prior years, LTI awards were granted 50% as restricted stock and 50% as SSARs for each Named Executive Officer.

LTI awards comprised 52% of total target compensation for Mr. Dennedy to directly link a significant portion of his pay, when combined with his annual incentive, to performance and comprised between 25% and 48% for our other Named Executive Officers. In setting LTI awards for the Named Executive Officers other than the CEO, the Compensation Committee received input and recommendations from our CEO regarding each Named Executive Officer's relative ability to influence results. The competitive market assessment provided by Pearl Meyers & Partners indicated that fiscal year 2014 total compensation was below the market median for Messrs. Badger and Steinberg and Ms. Seebeck.  As a result, target levels of LTI were increased over the prior year for Messrs. Badger and Steinberg and Ms. Seebeck in order to better align their total compensation with the market median and to further link pay to performance and emphasize long-term shareholder value creation, as described above.

The Compensation Committee set the annual 2016 LTI awards for each Named Executive Officer as follows:

Name	Percent of Salary (%)	Total LTI Value ($)	SSARs Granted (#)	Restricted Shares Granted (#)
James H. Dennedy	200	824,000	105,844	45,175
Janine K. Seebeck	93	237,150	30,462	13,001
Kyle C. Badger	85	221,000	28,387	12,116
Larry Steinberg	145	380,625	48,891	20,867

All SSARs and restricted shares vest in one-third increments on March 31, 2016, 2017 and 2018. The SSARs were granted at an exercise price of $9.12 (the closing price of the common shares on the grant date), have a seven-year term, and are settled in common shares upon exercise.

Additional Compensation – Executive Benefits.  We provide executive benefits to our Named Executive Officers including additional life and long-term disability insurance plans. From time to time, Named Executive Officers also may participate in supplier sponsored events. Executive benefits are further described in the Summary Compensation Table. We believe these benefits enhance the competitiveness of our overall executive compensation package. We have, however, limited executive benefits offered to reduce compensation costs. Additionally, welfare benefits offered to our Named Executive Officers are the same level of benefits offered to all Company employees, except that we pay for the cost of physicals to promote the health and well-being of our executives.

Employment Agreements and Change of Control

The material termination and change of control provisions of various agreements are summarized below for each Named Executive Officer and are covered in more detail in the Termination and Change of Control table and accompanying discussion.

Employment Agreements.  In fiscal year 2015, all of the Named Executive Officers other than Mr. Walker entered into employment agreements with the Company with substantially the same terms. Mr. Walker entered into a substantially similar employment agreement in connection with his promotion in January 2016.  All of the employment agreements, including Mr. Walker's, have terms expiring July 21, 2017.  Under the employment agreements, upon termination without cause, we must pay severance equal to one year's salary and target annual incentive and a lump sum amount equal to the executive's total premium for one year of COBRA continuation coverage under the Company's health benefit. If the executive's position is changed such that his or her responsibilities are substantially lessened (a "change in position"), the executive may terminate his or her employment if the Company fails to materially cure such condition within 30 days following notice of such condition by the executive, and the termination will be deemed to be a termination without cause and the executive is entitled to his or her severance benefits. None of the Named Executive Officers with employment agreements is entitled to excise tax gross-up payments. In consideration of the severance benefits, each employment agreement contains a 12-month post-termination non-solicitation provision, an indefinite confidentiality provision, and a 12-month post-termination non-compete provision. In the event that any of these Named Executive Officers are terminated without cause or for a change of position in the 24 months following a change of control of the Company, the Named Executive Officer is entitled to severance pay equal to two year's salary and target annual incentive and a lump sum amount equal to the executive's total premium for one year of COBRA continuation coverage under the Company's health benefit.

Our Compensation Committee believes that the terms of these employment agreements enhance our ability to retain our executives and contain severance costs by providing reasonable severance benefits competitive with market practice. Severance costs are contained by limiting pay to one year in the absence of a change of control, limiting personal benefits, not providing accelerated vesting for awards under the agreements, and narrowly defining a voluntary termination that triggers severance benefits. Severance payments in the event of a change of control are subject to a double trigger such that severance benefits are provided only upon a combination of a change of control and a qualified termination. Additionally, the Company benefits greatly from the non-competition, non-disclosure, and non-solicitation clauses contained in the employment agreements.

Accelerated Vesting.  None of the employment agreements discussed above provide for accelerated vesting of equity. Under our 2011 Stock Incentive Plan (and the 2016 Plan, if approved by shareholders at the Annual Meeting), vesting is accelerated upon the actual occurrence of a change of control for all SSARs and restricted shares (including performance shares). The Compensation Committee believed that during a change of control situation, a stable business environment is in the shareholders' best interests, and accelerated vesting provisions provide stability. The accelerated vesting provisions are applicable to all employees who receive equity awards, not just executive management.

The long-term incentive awards granted for fiscal year 2016 are subject to a holding period of one year following a change of control.  Under this provision, all SSARs and restricted shares granted for fiscal year 2016 accelerate upon the actual occurrence of a change of control but remain subject to restrictions on exercise and transfer until the earlier of one year after the change of control or the executive's termination of employment without cause.  The Compensation Committee believed that this further restriction during a change of control situation further promotes a stable business environment and is in the shareholders' best interests.

Additional Compensation Policies

Clawback – Recoupment of Bonuses, Incentives, and Gains.  Under the Company's "clawback" policy, if the board of directors determines that our financial statements are restated due directly or indirectly to fraud, ethical misconduct, intentional misconduct, or a breach of fiduciary duty by one or more executive officers or vice presidents, then the board of directors will have the sole discretion to cancel any stock-based awards granted and to take such action, as permitted by law, as it deems necessary to recover all or a portion of any bonus or incentive compensation paid and recoup any gains realized in respect of equity-based awards, provided recoveries cannot extend back more than three years. Additionally, under Section 304 of the Sarbanes-Oxley Act, if we are required to restate our financial statements due to material noncompliance with any financial reporting requirements as a result of misconduct, our CEO and CFO must reimburse us for any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and any profits realized from the sale of our securities during those 12 months.

Stock Ownership Guidelines.  To underscore the importance of strong alignment between the interests of management and shareholders, the board of directors approved stock ownership guidelines for directors and executives, with our CEO having the highest ownership requirement. Director and executive compensation is designed to provide a significant opportunity to tie individual rewards to long-term Company performance. The objective of our stock ownership guidelines is to support this overall philosophy of alignment and to send a positive message to our shareholders, customers, suppliers, and employees of our commitment to shareholder value. Each director and executive officer is expected to maintain minimum share ownership of either: (i) the number of shares with a value based on a multiple of base salary or director annual retainer listed below, or (ii) the number of shares listed below:

Title	Multiple of Director Annual Retainer and Executive Base Salary		Number of Shares
	2 Years	4 Years	2 Years	4 Years
Director	3x	6x	15,000	45,000
CEO	2.5x	5x	125,000	250,000
Senior Vice President	0.5x	2x	15,000	75,000
LTIP Participants	—	0.5x	2,500	15,000

Stock ownership that is included toward attainment of the guidelines includes (i) shares held of record or beneficially owned, either directly or indirectly; (ii) shares acquired upon exercise of stock options or SSARs; (iii) vested restricted or deferred shares; (iv) phantom or deferred share units held in a deferred compensation plan; and (v) shares or deferred shares acquired by dividend reinvestment. Directors and executives are expected to attain the specified target ownership levels within both two and four years from the later of the effective date of this policy or becoming a director or an executive, and remain at or above that level until retirement. Annually, the board of directors reviews progress toward achieving these ownership levels. Director and executives who have not attained the specified ownership guidelines will be required to hold 75% of shares acquired upon exercise of stock options and SSARs or vesting of performance or restricted shares until they meet their target ownership level. If ownership guidelines are not met within two and four years, our Compensation Committee has the right to pay an executive's annual incentives in shares until ownership guidelines are achieved.

Stock Retention Policy.  Under the Company's stock retention policy, directors and executive officers are required to hold shares of Company stock for at least one year after such shares vest in the case of performance or restricted shares, or one year after exercise in the case of stock options or SSARs, or until the earlier date of their termination of service as a director or executive officer.  The holding period policy does not apply in instances of a "change in control," as defined in the 2011 Stock Incentive Plan and 2016 Stock Incentive Plan.

Impact of Tax and Accounting Considerations.  In general, the Compensation Committee considers the various tax and accounting implications of the pay mechanisms used to provide pay to our Named Executive Officers, including the accounting cost associated with long-term incentive grants, when determining compensation. Section 162(m) of the Internal Revenue Code generally prohibits any publicly held corporation from taking a federal income tax deduction for pay to the chief executive officer and the three other highest compensated executive officers (other than the chief financial officer) in excess of $1 million in any taxable year. Exceptions are made for certain qualified performance-based pay. It is the Compensation Committee's objective to maximize the effectiveness of our executive pay plans in this regard. The pay instruments used, including salaries, annual incentives, and equity, are tax deductible to the extent that they are performance-based or less than $1 million for such Named Executive Officer in a given year. However, the Compensation Committee retains discretion to pay compensation that is not tax deductible in situations where it believes such compensation is appropriate.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company's management. Based on that review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2016 and the Proxy Statement for its 2016 Annual Meeting of Shareholders.

The Compensation Committee of the Board of Directors
Melvin Keating, Chairman
Michael A. Kaufman
Keith M. Kolerus
John Mutch

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table and related notes provide information regarding fiscal year 2016 compensation for our Named Executive Officers, including our CEO and CFO and the other three most highly compensated executive officers whose total compensation exceeded $100,000 for fiscal year 2016.

Summary Compensation Table for Fiscal Year 2016

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compen-sation ($)(3)	Non- qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)(4)	Total ($)
James H. Dennedy President and Chief Executive Officer	FY16	412,000	—	411,996	411,999	360,500	—	30,071	1,626,566
	FY15	410,154	—	1,087,491	411,995	—	—	33,919	1,943,559
	FY14	400,000	—	399,998	400,129	447,278	—	32,760	1,680,038

Janine K. Seebeck Senior Vice President, Chief Financial Officer and Treasurer	FY16	255,000	—	118,569	118,574	176,053	—	10,074	678,270
	FY15	252,692	—	507,291	101,997	—	—	11,533	873,513
	FY14	218,490	25,000	59,995	60,015	153,352	—	11,505	528,347

Kyle C. Badger Senior Vice President, General Counsel and Secretary	FY16	260,000	—	110,498	110,497	179,505	—	11,425	671,925
	FY15	260,000	—	441,747	103,997	—	—	12,497	818,241
	FY14	258,462	25,000	90,003	90,027	148,066	—	12,091	623,619

Larry Steinberg Senior Vice President, Chief Technology Officer	FY16	262,500	—	190,307	190,309	217,477	—	10,686	871,279
	FY15	260,577	—	643,470	170,623	—	—	14,250	1,088,920
	FY14	246,154	—	149,996	105,052	169,345	—	10,969	726,468

Jimmie D. Walker, Jr. Senior Vice President, Global Revenue	FY16	205,577	380,787	268,746	42,860	—	—	—	897,970

(1)
For Ms. Seebeck and Mr. Badger, FY14 amounts consist of discretionary bonuses related to the RSG transaction.  For Mr. Walker, FY16 amount consists of sales commissions and annual incentives associated with sales goals.

(2)
Stock Awards include grants of restricted shares and performance shares. Option Awards include SSAR grants. Amounts disclosed do not represent the economic value received by the Named Executive Officers. The value, if any, recognized upon the exercise of a SSAR will depend upon the market price of the shares on the date the SSAR is exercised. The value, if any, recognized for restricted and performance shares will depend upon the market price of the shares upon vesting. In accordance with SEC rules, the values for restricted and performance shares and SSARs are equal to the aggregate grant date fair value for each award computed in accordance with FASB ASC Topic 718. The values for restricted and performance shares are based on the closing price on the grant date. The values for SSARs are based on the Black-Scholes option pricing model. A discussion of the assumptions used in determining these valuations is set forth in Note 14 of the Notes to Consolidated Financial Statements of the Company's 2016 Annual Report. For Stock Awards, the amounts shown represent grants of restricted shares to each Named Executive Officer as part of the executive's annual long-term equity grant, and for 2015 includes grants of restricted shares to improve retention of key management, including the Named Executive Officers.

(3)
Amounts represent annual incentive payments received for 2016, 2015 and 2014 based on pre-set incentive goals established at the beginning of each fiscal year and tied to the Company's financial, strategic, and operational goals.

(4)	All other compensation includes the following compensation, calculated based on the aggregate incremental cost to the Company of the benefits noted:

All Other Compensation for Fiscal Year 2016

Name	401(k) Company Match ($)	Executive Life Insurance ($)	Relocation ($)(a)	All Other ($)(b)	Total ($)
J. Dennedy	9,300	2,038	16,800	1,933	30,071
J. Seebeck	8,941	459	—	674	10,074
K. Badger	9,141	1,164	—	1,121	11,425
L. Steinberg	8,290	1,239	—	1,156	10,686

(a) Mr. Dennedy was reimbursed for temporary housing near the Company's corporate offices.
(b)        Consists of executive long-term disability coverage.

Grants of Plan-Based Awards

The following table and related notes summarize grants of equity and non-equity incentive compensation awards to our Named Executive Officers for fiscal year 2016. All equity awards were made under the Company's 2011 Stock Incentive Plan.

Grants of Plan-Based Awards for Fiscal Year 2016

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards ($)			All Other Stock Awards: Number of Shares of Stock (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James H. Dennedy	6/2/2015	180,250	360,500	540,750
	6/2/2015							45,175			9.12
	6/2/2015								105,844	9.12	3.89

Janine K. Seebeck	6/2/2015	63,750	127,500	191,250
	6/2/2015							13,001			9.12
	6/2/2015								30,462	9.12	3.89

Kyle C. Badger	6/2/2015	65,000	130,000	195,000
	6/2/2015							12,116			9.12
	6/2/2015								28,387	9.12	3.89

Larry Steinberg	6/2/2015	78,750	157,500	236,250
	6/2/2015							20,867			9.12
	6/2/2015								48,891	9.12	3.89

Jimmie D. Walker, Jr.	8/11/2015								10,666	9.60	4.02
	1/5/2016							25,000			9.60

(1)
Amounts shown in the columns under Estimated Future Payouts Under Non-Equity Incentive Plan Awards represent fiscal year 2016 annual threshold, target, and maximum cash-based annual incentives granted under the annual incentive plan. Total threshold, target, and maximum payouts were conditioned on achievement of weighted goals based on revenue and adjusted operating income for each Named Executive Officer. Fiscal year 2016 payouts for each Named Executive Officer pursuant to these awards are shown in the Summary Compensation Table above in the column titled Non-Equity Incentive Plan Compensation. Further explanation of potential and actual payouts by component is set forth in the Compensation Discussion and Analysis – Annual Incentives.

(2)	The share amounts shown represent grants of restricted shares to each Named Executive Officer as part of the executive's annual long-term equity grant.
(3)
The share amounts represent SSARs granted at the fair market value of the shares on the grant date as fiscal year 2016 long-term incentive awards. The SSARs are exercisable in thirds beginning on March 31, 2016. All SSARs have a seven-year term.

(4)
The dollar amount shown for each equity grant represents the grant date fair value of the SSARs and restricted shares, calculated in accordance with FASB ASC Topic 718. The actual value, if any, recognized upon the exercise of a SSAR or vesting of restricted shares will depend upon the market price of the shares on the date the SSAR is exercised or restricted shares vest.

Outstanding Equity Awards

The following table and related notes summarize the outstanding equity awards held by the Named Executive Officers as of March 31, 2016.

Outstanding Equity Awards at 2016 Fiscal Year-End

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(2)	Market Value of Shares of Stock That Have Not Vested ($)(3)
		Exercisable	Unexercisable (1)
James H. Dennedy	6/12/2012	78,305		7.46	6/12/2019
	6/4/2013	50,188		12.38	6/4/2020
	6/3/2014	38,042	19,021 (a)	14.43	6/3/2021	9,517 (a)	97,169
	7/18/2014					47,500 (a)	484,975
	6/2/2015	35,281	70,563 (a)	9.12	6/2/2022	30,117 (a)	307,495

Janine K. Seebeck	11/7/2011	5,152		8.31	11/7/2018
	6/12/2012	5,721		7.49	6/12/2019
	6/4/2013	5,019		12.38	6/4/2020
	8/7/2013	2,715		11.40	8/7/2020
	6/3/2014	9,418	4,709 (b)	14.43	6/3/2021	2,356 (b)	24,055
	7/18/2014					28,500 (b)	290,985
	6/2/2015	10,154	20,308 (b)	9.12	6/2/2022	8,668 (b)	88,500

Kyle C. Badger	10/31/2011	11,194		8.49	10/31/2018
	6/12/2012	12,886		7.46	6/12/2019
	6/4/2013	11,292		12.38	6/4/2020
	6/3/2014	9,602	4,802 (c)	14.43	6/3/2021	2,402 (c)	24,524
	7/18/2014					23,750 (c)	242,488
	6/2/2015	9,445	18,892 (c)	9.12	6/2/2022	8,078 (c)	82,476

Larry Steinberg	5/9/2012	17,513		8.64	5/9/2019
	6/4/2013	18,821		12.38	6/4/2020
	6/3/2014	15,754	7,878 (d)	14.43	6/3/2021	3.941 (d)	40,238
	7/18/2014					33,250 (d)	339,483
	6/2/2015	16,297	32,594 (d)	9.12	6/2/2022	13,912 (d)	142,042

Jimmie D. Walker, Jr.	3/30/2015					1,785 (e)	26,015
	8/11/2015	3,555	7,105 (e)	9.60	8/11/2022
	1/5/2016					25,000 (e)	255,250

(1)	As of March 31, 2016, the vesting schedule for the time-vested SSARs was as follows:
(a)	54,302 on March 31, 2017 and 35,281 on March 31, 2018
(b)	14,863 on March 31, 2017 and 10,154 on March 31, 2018
(c)	14,248 on March 31, 2017 and 9,446 on March 31, 2018
(d)	24,175 on March 31, 2017 and 16,297 on March 31, 2018
(e)	3,555 on March 31, 2017 and 3,556 on March 31, 2018
(2)	As of March 31 2016, the vesting schedule for the time-vested stock awards was as follows:
(a)	2,500 on July 31, 2016; 24,575 on March 31, 2017; 45,000 on July 31, 2017; 15,059 on March 31, 2018
(b)	1,500 on July 31, 2016; 6,690 on March 31, 2017; 27,000 on July 31, 2017; 4,334 on March 31, 2018
(c)	1,250 on July 31, 2016; 6,441 on March 31, 2017; 22,500 on July 31, 2017; 4,039 on March 31, 2018
(d)	1,750 on July 31, 2016; 10,897 on March 31, 2017; 31,500 on July 31, 2017; 6,956 on March 31, 2018
(e)	1,250 on January 5, 2017; 1,785 on March 31, 2017; 1,250 on January 5, 2018; 22,500 on January 5, 2019.
(3)	Calculated based on the closing price of the shares on March 31, 2016 of $10.21 per share.

Option Exercises and Stock Vested

The following table and related notes summarize the exercise of stock options and/or SSARs and the vesting of other stock awards by the Named Executive Officers during fiscal year 2016.

Option Exercises and Stock Vested for Fiscal Year 2016

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
James H. Dennedy	—	—	37,845	382,047
Janine K. Seebeck	—	—	9,851	97,969
Kyle C. Badger	—	—	10,114	101,089
Larry Steinberg	—	—	17,572	174,822
Jimmie D. Walker, Jr.	—	—	509	5,197

(1)	The value realized on vesting of stock awards is determined by multiplying the number of shares underlying the stock awards by the closing price of the shares on the vesting date of the awards.

Termination and Change of Control

The following table and discussion summarize certain information related to the total potential payments which would have been made to the Named Executive Officers in the event of termination of their employment with the Company, including in the event of a change of control, effective March 31, 2016, the last business day of fiscal year 2016.

Employment Agreements.  The Named Executive Officers are each a party to an employment agreement with the Company. Under the employment agreements, if we terminate any of the Named Executive Officers' employment without cause, he or she will receive severance equal to one year's salary and target annual incentive, and a lump sum amount equal to the executive's total premium for one year of COBRA continuation coverage under the Company's health benefit. If the Company changes the Named Executive Officer's position such that his or her compensation or responsibilities are substantially lessened, and the Company fails to cure such situation within 30 days after notice, he or she may terminate his or her employment and will receive his or her severance benefits. In the event that any of the Named Executive Officers are terminated without cause or for a change of position in the 24 months following a change of control of the Company, the Named Executive Officer is entitled to severance pay equal to two year's salary and target annual incentive and a lump sum amount equal to the executive's total premium for one year of COBRA continuation coverage under the Company's health benefit. Following a termination of employment for any reason the executive is prohibited for a one-year period following termination from being employed by, owning, operating, controlling, or being connected with any business that competes with the Company. Each executive's agreement also contains an indefinite non-disclosure provision for the protection of the Company's confidential information and one-year non-solicitation and non-compete provisions.

Termination and Change of Control

Voluntary Termination or Termination for Cause ($)(1)	James Dennedy	Janine Seebeck	Kyle Badger	Larry Steinberg	Jimmie Walker, Jr.
Base Salary and Incentive	—	—	—	—	—
Accelerated Vesting	—	—	—	—	—
Termination without Cause or by Employee for Change in Position ($)(1)
Base Salary and Incentive	773,000	382,500	390,000	420,000	500,000
Health Insurance (2)	10,357	1,031	10,357	11,557	10,357
Accelerated Vesting	—	—	—	—	—
	_______	_______	_______	_______	_______
Total	783,357	383,531	400,357	431,557	510,357
Change of Control ($)(3)
Base Salary and Incentive	1,546,000	765,000	780,000	840,000	1,000,000
Health Insurance	10,357	1,031	10,357	11,557	10,357
Accelerated Vesting/SSARs (3)	76,914	22,135	20,592	35,527	4,334
Accelerated Vesting/Stock (3)	889,638	415,476	349,488	521,762	273,475
	_______	_______	_______	_______	_______
Total	2,522,909	1,191,706	1,160,437	1,408,846	1,288,166
Death or Disability ($)(4)
Accelerated Vesting/SSARs (3)	76,914	22,135	20,592	35,527	4,334
Accelerated Vesting/Stock (3)	889,638	415,476	349,488	521,762	521,762
	_______	_______	_______	_______	_______
Total	966,552	425,676	370,081	557,289	277,809

(1)
For the Named Executive Officers, "cause" is defined as (i) breach of employment agreement or any other duty to the Company, (ii) dishonesty, fraud, or failure to abide by the published ethical standards, conflicts of interest, or material breach of Company policy, (iii) conviction of a felony crime or crime involving misappropriation of money or other Company property, (iv) misconduct, malfeasance, or insubordination, or (v) gross failure to perform (not including failure to achieve quantitative targets).  A "change in position" is the substantial lessening of compensation or responsibilities. After a change in position, the executive has 30 days to notify the Company of his or her termination of employment, and the Company has 30 days to cure. A "voluntary termination" includes death, disability, or legal incompetence.

(2)
Health Insurance consists of health care and dental care benefits. The amount reflects 12 months of benefits for the Named Executive Officers that participate in the Company's plans. These benefits have been calculated based on actual cost to us for fiscal year 2016.

(3)
Severance payments in the event of a change of control are subject to a double trigger such that severance benefits are provided only upon a combination of a change of control and a qualified termination.  SSARs and restricted shares vest upon a change of control. For SSARs (except as qualified below) the value of accelerated vesting is calculated using the closing price of $10.21 per share on March 31, 2016 less the exercise price per share for the total number of SSARs accelerated. The value of restricted shares upon vesting reflects that same $10.21 closing price. Values represent potential vesting under a hypothetical change of control situation on March 31, 2016.

(4)	All SSARs and restricted shares vest upon death or disability.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company's equity compensation plans in effect as of March 31, 2016.

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by shareholders (2000 Stock Option Plan for Outside Directors and 2000, 2006, and 2011 Stock Incentive Plans)	1,339,365	12.29	1,016,888

Equity compensation plans not approved by shareholders	—	—	—
Total	1,339,365	12.29	1,016,888

PROPOSAL 4
ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 ("Dodd-Frank Act") and SEC rules require us to allow our shareholders to vote, on a non-binding, advisory basis, on whether to approve the compensation of our Named Executive Officers as disclosed in this Proxy Statement, in accordance with the SEC's compensation disclosure rules. As described more fully in our CD&A section of this Proxy Statement, our compensation programs applicable to our Named Executive Officers are designed to retain executives who can significantly contribute to our success, reward the achievement of specific annual and long-term goals and strategic objectives, and tie a significant portion of compensation to the long-term performance of our shares to align executive pay and shareholders' interests. The Compensation Committee continually reviews the compensation programs for our Named Executive Officers to ensure the alignment of our executive compensation structure with our shareholders' interests and market practices. As a result of this review, the Compensation Committee:

•	Maintained base salaries and target annual incentives for fiscal year 2016 at the same levels as fiscal year 2015;
•	Focused annual incentives on improvements over fiscal year 2015 revenue results;
•	Used its discretion to reduce the CEO's fiscal year 2016 annual incentive payout to maintain CEO total compensation in line with market compensation; and
•	Structured long-term incentives to reward increases in shareholder value.

We are asking shareholders to approve our Named Executive Officers' compensation as described in this Proxy Statement. Currently, we ask shareholders to vote on such compensation annually. This vote is not intended to address any specific item of compensation, but rather the overall compensation, and the philosophy, objectives, and structure applicable to such compensation. This advisory vote is not binding on the Company, the Compensation Committee, or our board of directors; however, we value the opinions of our shareholders and to the extent there is any significant vote against this proposal, we will consider our shareholders' concerns and evaluate whether any actions are necessary to address those concerns. Accordingly, we are asking our shareholders to vote "FOR" the following resolution at the Annual Meeting:

"RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company's Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the discussion under Executive Compensation, including the 2016 compensation tables and the related disclosure and narratives to those tables."

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL 4. PROXY CARDS RECEIVED BY THE COMPANY WILL BE VOTED "FOR" PROPOSAL 4 UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE ON THE PROXY CARD.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company's financial reporting process on behalf of the board of directors. The Audit Committee's activities are governed by a written charter adopted by the board of directors, the Amended and Restated Audit Committee Charter, which is available at the Company's website www.agilysys.com. The Audit Committee currently consists of three directors, all of whom are independent in accordance with the rules of the NASDAQ Stock Market, Section 10A(m) of the Securities Exchange Act of 1934, and the rules and regulations of the SEC. The Board has determined that Directors Donald Colvin and John Mutch each qualify as an "audit committee financial expert" as defined by the SEC.

Management has the primary responsibility for the Company's financial statements and the reporting process, including the system of internal controls over financial reporting. Grant Thornton LLP ("Grant"), the Company's independent registered public accounting firm, audits the annual financial statements prepared by management and expresses an opinion on whether those financial statements conform with United States generally accepted accounting principles, and also audits the internal controls over financial reporting and management's assessment of those controls. The Audit Committee hires the Company's independent registered public accounting firm and monitors these processes.

In carrying out its responsibilities, the Audit Committee has reviewed and has discussed with the Company's management the Company's 2016 audited financial statements. Management represented to the Audit Committee that the Company's financial statements were prepared in accordance with United States generally accepted accounting principles. In addition, the Audit Committee discussed with the Company's financial management and independent registered public accounting firm the overall scope and plans for the audit. The Audit Committee also met with the independent registered public accounting firm, with and without management present, to discuss the results of the audit, their evaluation of the Company's internal controls over financial reporting, including both the design and usefulness of such internal controls, and the overall quality of the Company's financial reporting.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has also received annual written disclosures from Grant regarding their independence from the Company and its management as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, has discussed with the independent registered public accounting firm their independence, and has considered the compatibility of non-audit services with the registered public accounting firm's independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the Company's 2016 audited financial statements be included in the Company's 2016 Annual Report on Form 10-K for the fiscal year ended March 31, 2016.

Submitted by the Audit Committee of the Board of Directors as of June 8, 2016

Donald Colvin, Chairman
Jerry Jones
John Mutch

PROPOSAL 5
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

By NASDAQ and SEC rules, appointment of the Company's independent registered public accounting firm ("Independent Accountant") is the direct responsibility of the Audit Committee, and the Audit Committee has appointed Grant Thornton LLP as our Independent Accountant for the fiscal year ending March 31, 2016.

Shareholder ratification of the selection of Grant Thornton as our Independent Accountant is not required by our Amended Code of Regulations or otherwise; however, the board of directors has determined to seek shareholder ratification of that selection to provide shareholders an avenue to express their views on this important matter. If our shareholders fail to ratify the selection, the Audit Committee will seek to understand the reasons for the vote against ratification and will take those views into account in this and future appointments. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different Independent Accountant at any time during the year if it is determined that such a change would be in the best interests of the Company and our shareholders.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF GRANT THORNTON AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. PROXY CARDS RECEIVED BY THE COMPANY WILL BE VOTED "FOR" PROPOSAL 5 UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE ON THE PROXY CARD.

The Audit Committee reviewed the fees of Grant Thornton LLP, our Independent Accountant for fiscal year 2016, and of PricewaterhouseCoopers LLP ("PwC"), our Independent Accountant for fiscal year 2015. Fees for services rendered by Grant Thornton and PwC for fiscal year 2016 and by PwC for fiscal year 2015 were:

Fiscal Year	Audit Fees ($)	Audit-Related Fees ($)	Tax Fees ($)	All Other Fees ($)
2016 (Grant Thornton)	680,281	—	—	—
2016 (PwC)	211,400	—	—	2,700
2015 (PwC)	676,798	—	—	2,700

"Audit Fees" consist of fees billed for professional services provided for the annual audit of our financial statements, annual audit of internal control over financial reporting, review of the interim financial statements included in quarterly reports, and services that are normally provided in connection with statutory and regulatory filings. "Audit-Related Fees" generally include fees for employee benefits plan audits, business acquisitions, and accounting consultations. "Tax Fees" include tax compliance and tax advice services. "All Other Fees" generally relate to services provided in connection with non-audit acquisition activities.

Representatives of Grant Thornton are expected to be present at the Annual Meeting.  They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.  Representatives of PwC are not expected to be present at the Annual Meeting.

The Audit Committee adopted an Audit and Non-Audit Services Pre-Approval Policy (the "Policy") to ensure compliance with SEC and other rules and regulations relating to auditor independence, with the goal of safeguarding the continued independence of our Independent Accountant. The Policy sets forth the procedures and conditions pursuant to which audit, review, and attest services and non-audit services to be provided to the Company by our Independent Accountant may be pre-approved. The Audit Committee is required to pre-approve the audit and non-audit services performed by our Independent Accountant to assure that the provision of such services does not impair independence. Unless a type of service to be provided has received pre-approval as set forth in the Policy, it will require separate pre-approval by the Audit Committee before commencement of the engagement. Any proposed service that has received pre-approval but which will exceed pre-approved cost limits will require separate pre-approval by the Audit Committee. All audit, non-audit, and tax services were pre-approved by the Audit Committee during fiscal years 2016 and 2015.
Change of Independent Registered Public Accounting Firm.
On August 12, 2015, we dismissed PwC. The decision to dismiss PwC was approved by the Audit Committee.
PwC's reports on our consolidated financial statements for the fiscal years ended March 31, 2015 and March 31, 2014 did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle.
During our fiscal years ended March 31, 2015 and March 31, 2014 and through August 12, 2015, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to PwC's satisfaction, would have caused PwC to make reference to the subject matter of the disagreements in their reports on our consolidated financial statements for such years. In addition, during our fiscal years ended March 31, 2015 and March 31, 2014 and through August 12, 2015, there were no "reportable events" as that term is defined in Item 304(a)(1)(v) of Regulation S‑K.
We provided PwC with a copy of the above prior to its filing with the SEC and requested that PwC furnish us with a letter addressed to the SEC stating whether or not it agrees with the above statements.  PwC provided the requested letter, which was also filed with the SEC.
On August 20, 2015, we engaged Grant Thornton as our new independent registered public accounting firm for the fiscal year ending March 31, 2016. The engagement of Grant Thornton was approved by the Audit Committee. In connection with our engagement of Grant Thornton, including during the fiscal years ended March 31, 2015 and 2014 and through August 20, 2015, neither the Company, nor anyone on its behalf, consulted Grant Thornton regarding either (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements or (ii) any matter that was the subject of a "disagreement" (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a "reportable event" (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

RELATED PERSON TRANSACTIONS

All related person transactions with the Company require the prior approval or ratification by our Audit Committee. The board of directors adopted Related Person Transaction Procedures to formalize the procedures by which our Audit Committee reviews and approves or ratifies related person transactions. The procedures set forth the scope of transactions covered, the process for reporting such transactions, and the review process. Covered transactions include any transaction, arrangement, or relationship with the Company in which any director, executive officer, or other related person has a direct or indirect material interest, except for business travel and expense payments, share ownership, and executive compensation approved by the board of directors. Transactions are reportable to the Company's General Counsel, who will oversee the initial review of the reported transaction and notify the Audit Committee of transactions within the scope of the procedures, and the Audit Committee will determine whether to approve or ratify the transaction. Through our Nominating and Corporate Governance Committee, we make a formal yearly inquiry of all of our executive officers and directors for purposes of disclosure of related person transactions, and any such newly revealed related person transactions are conveyed to the Audit Committee. All officers and directors are charged with updating this information with our internal legal counsel.

HOUSEHOLDING
Some banks, brokers and other nominee record holders may be participating in the practice of "householding." This means that only one copy of either the notice of Internet availability of the proxy statement or of this proxy statement and Annual Report on Form 10-K may have been sent to multiple shareholders sharing an address unless the shareholders provide contrary instructions. We will promptly deliver a separate copy of these documents to you if you call or write us at: Agilysys, Inc., 425 Walnut Street, Suite 1800, Cincinnati, Ohio  45202, Attention: Secretary; telephone (770) 810-7800.
If you want to receive separate copies of our proxy statements and annual reports to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

OTHER MATTERS

The Board is not aware of any matter to come before the Annual Meeting of Shareholders other than those mentioned in the accompanying Notice. If other matters properly come before the Annual Meeting, the persons named in the accompanying proxy card intend, to the extent permitted by law, to vote using their best judgment on such matters.

SHAREHOLDER PROPOSALS

Shareholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with the 2016 Annual Meeting of Shareholders must submit their proposals so that they are received by our Secretary at our at our Alpharetta office, located at 1000 Windward Concourse, Suite 250, Alpharetta, Georgia 30005, no later than the close of business on April 17, 2017.  Each proposal submitted should be accompanied by the name and address of the shareholder submitting the proposal and the number of common shares owned. If the proponent is not a shareholder of record, proof of beneficial ownership should also be submitted. All proposals must be a proper subject for action and comply with the proxy rules of the SEC.

In order for a shareholder to bring a matter properly before the 2016 Annual Meeting present (other than a matter brought pursuant to SEC Rule 14a-8), the shareholder must comply with the requirements set forth in our Regulations, including: (i) be a shareholder of record at the time notice of the matter is given and at the time of the meeting, (ii) be entitled to vote at the meeting, and (iii) have given timely written notice of the matter to the Secretary. A shareholder's notice of a matter the shareholder wishes to present at the 2016 Annual Meeting (other than a matter brought pursuant to SEC Rule 14a-8), must be received by our Secretary at our Alpharetta office, located at 1000 Windward Concourse, Suite 250, Alpharetta, Georgia 30005, no earlier than May 18, 2017, and no later than June 17, 2017.

Any shareholder entitled to vote at the Annual Meeting on September 15, 2016 may make a request in writing and we will mail, at no charge, a copy of our 2016 Annual Report, including the financial statements and schedules required to be filed with the SEC pursuant to Rule 13a-1 under the Exchange Act, for the most recent fiscal year. Written requests should be directed to Agilysys, Inc., Attn: Investor Relations, 1000 Windward Concourse, Suite 250, Alpharetta, Georgia 30005.

Please sign and return your proxy card promptly, or vote via the Internet or telephone. For your convenience a return envelope is enclosed requiring no additional postage if mailed in the United States.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This Proxy Statement and other publicly available documents, including the documents incorporated herein and therein by reference, contain, and our officers and representatives may from time to time make, "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. These statements are based on management's current expectations, intentions, or beliefs and are subject to a number of factors, assumptions, and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Factors that could cause or contribute to such differences or that might otherwise impact the business include the risk factors set forth in Item 1A of our Annual Report for the fiscal year ended March 31, 2016. We undertake no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements contained herein whether as a result of new information, future events, or otherwise.

Appendix A
Amendments to Agilysys, Inc. Amended Code of Regulations

If Proposal 1 of the proxy statement is approved, Article II, Section 1 of the Company's Amended Code of Regulations would be amended as follows (with strikethroughs reflecting language to be deleted and bolded language reflecting additions):
Number, Classification, Term of Office
Section 1. (a) ~~The Board of Directors shall be divided into two classes to be known as Class A and Class B.~~ The number of Directors ~~in each class~~ may be fixed or changed by the Board of Directors of the Company; provided, however, that the total number of Directors shall not be less than three (3) or more than nine (9) members~~, and no class shall consist of less than three (3) directors~~. ~~One class of~~ All Directors shall be elected each year and the Directors ~~in each class~~ shall hold office for a term of ~~two years~~ one year and until their respective successors are elected and qualified. In case of any increase in the authorized number of Directors ~~of any class~~, any additional Directors provided for and elected ~~to such class~~ shall hold office for a term which shall coincide with the full term or the remainder of the term, as the case may be~~, of such class~~.

If Proposal 1 of the proxy statement is approved, Article II, Section 6 of the Company's Amended Code of Regulations would be amended as follows (with strikethroughs reflecting language to be deleted):
Removal
Section 6. All the Directors ~~or all the Directors of a particular class~~ or any individual Director may be removed from office, with or without cause, by the vote of the holders of two-thirds of the voting power entitled to elect Directors in place of those to be removed; provided, that unless all the Directors ~~or all the Directors of a particular class~~ are to be removed, no Director shall be removed without cause if the number of shares voted against his removal would be sufficient to elect at least one Director if cumulatively voted at an election of all the Directors~~, or all the Directors of a particular class, as the case may be~~.

A-1

Appendix B
AGILYSYS, INC.
2016 STOCK INCENTIVE PLAN

1. Purposes.

The purposes of the Plan are to provide long-term incentives to those persons with significant responsibility for the success and growth of the Company, to align the interests of such persons with those of the Company's shareholders, to assist the Company in recruiting, retaining and motivating employees, directors and consultants on a competitive basis and to link compensation to performance.

2. Definitions.

For purposes of the Plan, the following capitalized terms shall have the meanings specified below:

(a) "Award" means a grant of Stock Options, Stock Appreciation Rights, Restricted Shares or Restricted Share Units, or any or all of them, to a Participant.

(b) "Award Agreement" means an agreement, either in written or electronic format, between the Company and a Participant setting forth the terms and conditions of an Award granted to the Participant.

(c) "Board" means the Board of Directors of the Company.

(d) "Cause" means with respect to any Participant, unless otherwise provided in the applicable Award Agreement, (i) the Participant's conviction or misappropriation of money or other property or conviction of a felony, or a guilty plea or plea of nolo contendere by Participant with respect to a felony, (ii) conduct by the Participant that is in competition with the Company, conduct by a Participant that breaches the Participant's duty of loyalty to the Company or a Participant's willful misconduct, any of which materially injures the Company, (iii) a willful and material breach by the Participant of his or her obligations under any agreement entered into between the Participant and the Company that materially injures the Company, or (iv) the Participant's failure to substantially perform his or her duties with the Company (other than by reason of the Participant's Disability). For Participants subject to Section 16 of the Exchange
Act, the determination of whether any conduct, action or failure to act constitutes "Cause" shall be made by the Committee in its sole discretion.

(e) "Change in Control" means the occurrence of any of the following events:

(i) all or substantially all of the assets of the Company are sold or transferred to another corporation or entity, or the Company is merged, consolidated or reorganized with or into another corporation or entity, with the result that upon conclusion of the transaction less than 51% of the outstanding securities entitled to vote generally in the election of directors ("Voting Stock") or other capital interests of the acquiring corporation or entity are owned, directly or indirectly, by the holders of Voting Stock of the Company generally prior to the transaction;

(ii) there is a report filed on Scheduled 13D or Scheduled 14D-1, each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), excluding the Company and any employee benefit plan of the Company, including the trustee of any such plan, has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3) of securities representing 33- 1/3% or more of the combined voting power of the then-outstanding Voting Stock of the Company; or

(iii) the individuals who, at the beginning of any period of two consecutive calendar years, constituted the directors of the Company cease for any reason to constitute at least a majority thereof unless either (A) the nomination for election by the Company's shareholders of each new director of the Company was approved by a vote of at least two-thirds of the directors of the Company still in office who were directors of the Company at the beginning of any such period; or (B) to the extent adverse tax consequences under Section 409A of the Code would not be triggered, this clause (iii) is waived by a vote of at least two-thirds of the directors of the Company still in office who were directors of the Company at the beginning of any such period.

Notwithstanding anything herein to the contrary, an event described above shall be considered a Change in Control hereunder only if it also constitutes a "change in control event" under Section 409A of the Code, to the extent necessary to avoid the adverse tax consequences thereunder with respect to any Award subject to Section 409A of the Code.

(f) "Code" means the Internal Revenue Code of 1986, as amended, and any rules, regulations or guidance promulgated thereunder. Any reference to the Code or a section thereof shall also refer to any successor Code or section.

(g) "Committee" means a committee appointed by the Board consisting of at least three members of the Board, all meeting the definitions of "outside director" set forth in Code Section 162(m), "independent director" set forth in The Nasdaq Stock Market rules, and "non-employee director" set forth in Rule 16b-3 of the Exchange Act, or any successor definitions adopted for a similar purpose by the Internal Revenue Service, any national securities exchange on which the Common Shares are listed or the Securities and Exchange Commission.

(h) "Common Share" or "Common Shares" means one or more of the common shares, without par value, of the Company.

(i) "Company" means Agilysys, Inc., a corporation organized under the laws of the State of Ohio, its subsidiaries, divisions and affiliated businesses.

(j) "Date of Grant" means the date on which the Committee authorizes the grant of an Award or such later date as may be specified by the Committee in such authorization.

(k) "Disability" means a Participant's physical or mental incapacity resulting from personal injury, disease, illness or other condition which (i) prevents him or her from performing his or her duties for the Company, as determined by the Committee or its designee, and (ii) results in his or her termination of employment or service with the Company. The Committee may substitute a different definition for the term "Disability" in its discretion as it deems appropriate.

(l) "Effective Date" has the meaning set forth in Section 13(a).

(m) "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any rules, regulations, schedules or guidance promulgated thereunder.  Any reference to the Exchange Act or a section thereof shall also refer to any successor Exchange Act or section.

(n) "Exercise Price" means the purchase price of a Common Share covered by a Stock Option or SAR, as applicable.

(o) "Fair Market Value" on any date means the closing price of the Common Shares as reported on The Nasdaq Stock Market or, if applicable, any other national securities exchange on which the Common Shares are principally traded, or, if there were no sales of Common Shares on such date, then on the immediately preceding date on which there were any sales of Common Shares. If the Common Shares cease to be traded on a national securities exchange, the Fair Market Value shall be determined pursuant to a reasonable valuation method prescribed by the Committee. In the case of an ISO (or Tandem SAR), Fair Market Value shall be determined by the Committee in accordance with Code Section 422. For Awards intended to be exempt from Code Section 409A, Fair Market Value shall be determined by the Committee in accordance with Code Section 409A.

(p) "Full-Value Award" means Restricted Shares or Restricted Share Units.

(q) "ISO" means an incentive Stock Option satisfying the requirements of Code Section 422 and designated as an ISO by the Committee.

(r) "Non-Employee Director" means a member of the Board who is not an employee of the Company.

(s) "NQSO" means a non-qualified Stock Option that does not satisfy the requirements of Code Section 422 or that is not designated as an ISO by the Committee.

(t) "Participant" means a person eligible to receive an Award under the Plan, as set forth in Section 4, and designated by the Committee to receive an Award subject to the conditions set forth in the Plan and any Award Agreement.

(u) "Performance-Based Exception" means the performance-based exception to the deductibility limitations of Code Section 162(m), as set forth in Code Section 162(m)(4)(C).

(v) "Performance Goals" means the goals established by the Committee, as described Section 6(d)(ii).

(w) "Performance Measures" means the criteria set out in Section 6(d)(iii) that may be used by the Committee as the basis for a Performance Goal.

(x) "Performance Period" means the period established by the Committee during which the achievement of Performance Goals is assessed in order to determine whether and to what extent an Award that is conditioned on attaining Performance Goals has been earned.

(y) "Plan" means the Agilysys, Inc. 2016 Stock Incentive Plan, as amended and restated.

(z) "Prior Plan" means the 2011 Stock Incentive Plan, as may be amended.

(aa) "Restricted Shares" means Common Shares that are subject to restrictions, as described in Section 6(c).

(bb) "Restricted Share Units" means a right, as described in Section 6(c), denominated in Common Shares to receive an amount, payable in either cash, Common Shares, Restricted Shares, or a combination thereof, equal to the value of a specified number of Common Shares.

(cc) "Restriction Period" means, with respect to any Full-Value Award, the period during which any risk of forfeiture or other restrictions set by the Committee, including performance restrictions, remain in effect until such time as they have lapsed under the terms and conditions of the Full-Value Award or as otherwise determined by the Committee, including the Performance Period for Full-Value Awards intended to qualify for the Performance-Based Exception.

(dd) "Retirement" means retirement with the Company at or after age 65 or at or after the later of age 55 and seven years of service.

(ee) "Securities Act" means the Securities Act of 1933, as amended, and any rules, regulations, schedules or guidance promulgated thereunder.  Any reference to the Securities Act or a section thereof shall also refer to any successor Securities Act or section.

(ff) "Stock Appreciation Right" or "SAR" means the right, as described in Section 6(b), to receive a payment equal to the excess of the Fair Market Value of a Common Share on the date the SARs are exercised over the Exercise Price established for those SARs at the time of grant, multiplied by the number of Common Shares with respect to which the SARs are exercised.

(gg) "Stock Option" means the right, as described in Section 6(a), to purchase Common Shares at a specified price for a specified period of time.  Stock Options include ISOs and NQSOs.

(hh) "Tandem SAR" means a SAR granted in tandem with a Stock Option.

3. Administration of the Plan.

(a) Authority of Committee. The Plan shall be administered by the Committee. Unless otherwise determined by the Board, the Compensation Committee of the Board shall serve as the Committee. The Committee shall have all the powers vested in it by the terms of the Plan, such powers to include the sole and exclusive authority to (within the limitations described in the Plan):

(i) select Participants to be granted Awards under the Plan and grant Awards pursuant to the terms of the Plan;

(ii) determine the type, size and terms of the Awards to be granted to each Participant;

(iii) determine the time when Awards are to be granted and any conditions that must be satisfied before an Award is granted;

(iv) establish objectives and conditions for earning an Award;

(v) determine all other terms and conditions, not inconsistent with the terms of the Plan and any operative employment or other agreement, of any Award granted under the Plan, and determine the appropriate Award Agreement evidencing the Award;

(vi) determine whether conditions for earning an Award have been met, including any such determination required for compliance with Code Section 162(m);

(vii) modify or waive the terms and conditions of Awards granted under the Plan, not inconsistent with the terms of the Plan and any operative employment or other agreement, accelerate the vesting, exercise or payment of an Award or cancel or suspend an Award;

(viii) determine whether the amount or payment of an Award should be reduced or eliminated, and determine if, when and under what conditions payment of all or any part of any Award may be deferred;

(ix) determine the guidelines and/or procedures for the payment or exercise of Awards;

(x) determine whether an Award should qualify, regardless of its amount, as deductible in its entirety for federal income tax purposes, including whether any Awards granted to an employee should qualify for the Performance-Based Exception;

(xi) adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan;

(xii) construe, interpret, administer and implement the Plan, any Award Agreements or related documents and correct any defect, supply an omission or reconcile any inconsistency in or between the Plan, any Award Agreement or related documents; and

(xiii) make factual determinations with respect to the Plan and any Awards and otherwise supervise the administration of the Plan.

(b) Binding Authority. The Committee's interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in under the Plan, shall be conclusive and binding on all parties, including the Company, its shareholders and all Participants.

(c) Delegation of Authority. To the extent not prohibited by law or the rules of the national securities exchange on which the Company's Common Shares are listed, the Committee may allocate its authority hereunder to one or more of its members or delegate its authority hereunder to one or more Non-Employee Directors, except that no such allocation or delegation shall be permitted with respect to Awards intended to qualify for the Performance-Based Exception, and may grant authority to employees of the Company to execute documents on behalf of the Committee or to otherwise assist in the administration and operation of the Plan.

4. Eligibility.

Subject to the terms and conditions of the Plan, the Committee may select, from all eligible persons, Participants to whom Awards shall be granted under the Plan and shall determine the nature and amount of each Award.  Eligible persons include any of the following individuals: (i) any officer or employee of the Company, (ii) any consultant (as defined in the General Instructions to the Form S-8 registration statement under the Securities Act) to the Company, and (iii) any Non-Employee Director.  All Awards shall be evidenced by an Award Agreement, and Awards may be conditioned upon the Participant's execution of an Award Agreement.

5. Common Shares Subject to the Plan.

(a) Authorized Number of Common Shares. Unless otherwise authorized by the Company's shareholders and subject to this Section 5 and Section 8, the maximum aggregate number of Common Shares available for issuance under the Plan is 2,000,000, plus (i) the number of Common Shares that, on the Effective Date, are available to be granted under the Prior Plan but which are not then subject to outstanding awards under the Prior Plan, and (ii) the number of Common Shares subject to outstanding awards under the Prior Plan as of the Effective Date which thereafter are forfeited, settled in cash or cancelled or expire.  Upon the Effective Date, the Prior Plan will terminate; provided that all outstanding awards under the Prior Plan as of the Effective Date shall remain outstanding and shall be administered and settled in accordance with the provisions of the Prior Plan.

(i)     The maximum number of Common Shares available for grant with respect to Full- Value Awards is 1,250,000.

(ii)     Subject to Section 5(b), 2,000,000 of the Common Shares available for issuance under the Plan may be granted with respect to Incentive Stock Options.

(b) Share Counting. The following rules shall apply in determining the number of Common Shares available for grant under the Plan:

(i)     Common Shares subject to any Award shall be counted against the maximum share limitation as one Common Share for every Common Share subject thereto.

(ii)     To the extent that any Award is forfeited, cancelled, settled in cash, returned to the Company for failure to satisfy vesting requirements or other conditions of the Award or otherwise terminates without an issuance of Common Shares being made, the maximum share limitation shall be credited with one Common Share for each Common Share subject to such Award, and such number of credited Common Shares may again be made subject to Awards under the Plan.

(iii)     Any Common Shares tendered by a Participant or withheld as full or partial payment of withholding or other taxes or as payment for the exercise or conversion price of an Award or repurchased by the Company with Stock Option proceeds shall not be added back to the number of Common Shares available for issuance under the Plan. Upon exercise of a SAR, the number of Common Shares subject to the Award that are being exercised shall be counted against the maximum aggregate number of Common Shares that may be issued under the Plan on the basis of one Common Share for every Common Share subject thereto, regardless of the actual number of Common Shares used to settle the SAR upon exercise.

(iv)     Any Common Shares underlying Awards granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become employees of the Company as a result of a merger, consolidation, acquisition or other corporate transaction shall not, unless required by law or regulation, count against the reserve of available Common Shares under the Plan.

(c) Award Limitations. Subject to the adjustment provisions of Section 8, the following limits shall apply with respect to Awards intended to quality for the Performance-Based Exception:

(i)     The maximum aggregate number of Common Shares that may be subject to Stock Options or SARs granted in any calendar year to any one Participant shall be 800,000 Common Shares.

(ii)     The maximum aggregate number of Common Shares that may be subject to Full- Value Awards granted in any calendar year to any one Participant shall be 400,000 Common Shares.

(d) Shares to be Delivered. Common Shares to be delivered by the Company under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

6. Awards to Participants.

(a) Stock Options.

(i)     Grants. Subject to the terms and conditions of the Plan, Stock Options may be granted to Participants, in such number and upon such terms and conditions as the Committee determines, and may consist of ISOs or NQSOs. Options may be granted alone or with Tandem SARs. With respect to Stock Options granted with Tandem SARs, the exercise of either such Stock Options or Tandem SARs will result in the simultaneous cancellation of the same number of Tandem SARs or Stock Options, as the case may be.

(ii)     Exercise Price. The Exercise Price shall be equal to or, at the Committee's discretion, greater than the Fair Market Value on the date the Stock Option is granted, unless the Stock Option was granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became employees of the Company as a result of a merger, consolidation, acquisition or other corporate transaction, in which case the assumption or substitution shall be accomplished in a manner that permits the Stock Option to be exempt from Code Section 409A.

(iii)     Term. The term of Stock Options shall be determined by the Committee in its sole discretion, but in no event shall the term exceed seven years from the Date of Grant.

(iv)     ISO Limits. ISOs may be granted only to Participants who are employees of the Company (or of any parent or subsidiary corporation within the meaning of Code Section 424) on the Date of Grant, and may only be granted to an employee who, at the time the Stock Option is granted, does not own more than ten percent of the total combined voting power of all classes of stock of the Company (or of any parent or subsidiary corporation within the meaning of Code Section 424), unless (A) the Exercise Price is at least 110% percent of the Fair Market Value on the Date of Grant, and (B) the ISO is not exercisable after five years from the Date of Grant. The aggregate Fair Market Value of all Common Shares, determined at the time the ISOs are granted, with respect to which ISOs are exercisable by a Participant for the first time during any calendar year (under all plans of the Company) shall not exceed $100,000 or such other amount as may subsequently be specified by the Code. If such Fair Market Value exceeds the $100,000 limit, the ISOs exceeding the limit shall be treated as NQSOs, taking the Stock Options in the order each was granted. The terms of all ISOs shall be consistent with and contain or be deemed to contain all provisions required to qualify as an "incentive stock option" under Code Section 422.

(v)     No Repricing. Subject to the adjustment provisions of Section 8, without the approval of the Company's shareholders, (A) the Exercise Price for any outstanding Stock Option may not be decreased after the Date of Grant, (B) no outstanding Stock Option may be surrendered to the Company as consideration for the grant of a new Stock Option with a lower Exercise Price, and (C) no other modifications to any outstanding Stock Option may be made that would be treated as a "repricing" under the then applicable rules, regulations or listing requirements adopted by the national securities exchange on which the Common Shares are listed.

(vi)     Form of Payment. Vested Stock Options may be exercised in whole or in part, and the Exercise Price shall be paid to the Company at the time of exercise, subject to any applicable rules or regulations adopted by the Committee:

(A)  to the extent permitted by applicable law, pursuant to cashless exercise procedures that are approved by the Committee;

(B)  through the tender of unrestricted Common Shares owned by the Participant (or by delivering a certification or attestation of ownership of such Common Shares) valued at their Fair Market Value on the date of exercise;

(C)  in cash or its equivalent; or

(D)  by any combination of (A), (B), and (C) above.

(vii)     No Dividends or Shareholder Rights. No dividends or dividend equivalents may be paid on Stock Options. Except as otherwise provided herein, a Participant shall have no rights as a holder of Common Shares covered by a Stock Option unless and until such Common Shares have been registered to the Participant as the owner.

(b)  Stock Appreciation Rights.

(i)     Grants. Subject to the terms and provisions of the Plan, SARs may be granted to Participants, in such number and upon such terms and conditions as the Committee determines, and may be granted alone or as Tandem SARs. With respect to Tandem SARs, the exercise of either such Stock Options or SARs will result in the simultaneous cancellation of the same number of Tandem SARs or Stock Options, as the case may be.

(ii)     Exercise Price. The Exercise Price shall be equal to or, at the Committee's discretion, greater than Fair Market Value on the date the SAR is granted, unless the SAR was granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became employees of the Company as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company, in which case the assumption or substitution shall be accomplished in a manner that permits the SAR to be exempt from Code Section 409A.

(iii)     Term. The term of a SAR shall be determined by the Committee in its sole discretion, but in no event shall the term exceed seven years from the Date of Grant; provided that, each SAR granted in tandem with a Stock Option shall terminate upon the termination or exercise of the related Stock Option.

(iv)     No Repricing. Subject to the adjustment provisions of Section 8, without the approval of the Company's shareholders, (A) the Exercise Price for any outstanding SAR may not be decreased after the Date of Grant, (B) no outstanding SAR may be surrendered to the Company as consideration for the grant of a new SAR with a lower Exercise Price and, (C) no other modifications to any outstanding SAR may be made that would be treated as a "repricing" under the then applicable rules, regulations or listing requirements adopted by the national securities exchange on which the Common Shares are listed.

(v)     Form of Payment. Vested SARs may be exercised in whole or in part, and the Committee may authorize payment of a SAR in the form of cash, Common Shares valued at its Fair Market Value on the date of the exercise or a combination thereof, or by any other method as the Committee may determine.

(vi)     Tandem SARs. Tandem SARs may be exercised for all or part of the Common Shares subject to the related Stock Option upon the surrender of the right to exercise the equivalent portion of the related Stock Option. A Tandem SAR may be exercised only with respect to the Common Shares for which its related Stock Option is then exercisable. Notwithstanding any other provision of the Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (A) the Tandem SAR will expire no later than the expiration of the underlying ISO, (B) the value of the payout with respect to the Tandem SAR may be for no more than 100% of the excess of the Fair Market Value of the Common Shares subject to the underlying ISO at the time the Tandem SAR is exercised over the Exercise Price of the underlying ISO, and (C) the Tandem SAR may be exercised only when the Fair Market Value of the Common Shares subject to the ISO exceeds the Exercise Price of the ISO.

(vii)     No Dividends or Shareholder Rights. No dividends or dividend equivalents may be paid on SARs. Except as otherwise provided herein, a Participant shall have no rights as a holder of Common Shares covered by a SAR unless and until such Common Shares have been registered to the Participant as the owner.

(c) Restricted Shares and Restricted Share Units.

(i)     Grants. Subject to the terms and provisions of the Plan, Restricted Shares and Restricted Share Units may be granted to Participants in such number and upon such terms and conditions as the Committee determines.  Restricted Shares will be registered in the name of the Participant and deposited with the Company or its agent in certificated or book-entry form.

(ii)     Restrictions. Restricted Shares or Restricted Share Units may be granted at no cost or at a purchase price determined by the Committee, which may be less than the Fair Market Value, but subject to such terms and conditions as the Committee determines, including, without limitation: forfeiture conditions, transfer restrictions, restrictions based upon the achievement of specific performance goals (Company-wide, divisional and/or individual), which may be based on one or more Performance Measure, time-based restrictions on vesting and/or restrictions under applicable federal or state securities laws. Subject to Sections 9 and 10, for Awards to employees, no Restricted Shares or Restricted Share Units conditioned upon the achievement of performance shall be based on a Restriction Period of less than one year, and any Restriction Period based solely on continued employment or service (time-based) shall be for a minimum of three years, subject to (A) pro rata or graded vesting prior to the expiration of such time-based Restriction Period, and (B) acceleration due to the Participant's death, Disability or Retirement, in each case as specified in the applicable Award Agreement; provided that the Restriction Period applicable to the first vesting date  of an Award subject to pro rata or graded vesting (as referenced in (A) above) may be for less than one year, provided the first vesting date is no earlier than the fiscal year-end date of the fiscal year during which the Award was granted. To the extent the Restricted Shares or Restricted Share Units are intended to qualify for the Performance-Based Exception, the applicable restrictions shall be based on the achievement of Performance Goals over a Performance Period, as described in Section 6(d).

(iii)     Transfer Restrictions. During the Restriction Period, Restricted Shares and Restricted Share Units may not be sold, assigned transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered. In order to enforce the limitations imposed upon the Restricted Shares, the Committee may (A) cause a legend or legends to be placed on any certificates evidencing such Restricted Shares, and/or (B) cause "stop transfer" instructions to be issued, as it deems necessary or appropriate.

(iv)     Dividends and Voting Rights. Unless otherwise determined by the Committee, during the Restriction Period, Participants who hold Restricted Shares shall have the right to receive dividends in cash or other property or other distribution or rights in respect of the Restricted Shares and shall have the right to vote the Restricted Shares as the record owners; provided that, unless otherwise determined by the Committee, any dividends or other property payable to a Participant during the Restriction Period shall be distributed to the Participant only if and when the restrictions imposed on the applicable Restricted Shares lapse. Unless otherwise determined by the Committee, during the Restriction Period, Participants who hold Restricted Shares Units shall be credited with dividend equivalents in respect of such Restricted Share Units; provided that, unless otherwise determined by the Committee, such dividend equivalents shall be distributed (without interest) to the Participant only if and when the restrictions imposed on the applicable Restricted Share Units lapse.  Participants shall have no other rights as a shareholder with respect to Restricted Share Units.  Notwithstanding the forgoing, no Restricted Shares or Restricted Share Units conditioned upon the achievement of performance shall provide the Participant with dividend or shareholder rights; provided that an Award Agreement may provide for payment (in money or shares) equal to the dividends paid on the number of Common Shares payable upon vesting of such Restricted Shares or Restricted Share Units.

(v)     Payment of Restricted Share Units. Restricted Share Units that become payable in accordance with their terms and conditions shall be settled in cash, Common Shares, Restricted Shares, or a combination thereof, as determined by the Committee.

(vi)     Ownership. Restricted Shares shall be registered in the name of the Participant on the books and records of the Company or its designee (or by one or more physical certificates if physical certificates are issued) subject to the applicable restrictions imposed by the Plan. At the end of the Restriction Period that applies to Restricted Shares, the number of shares to which the Participant is entitled shall be delivered to the Participant free and clear of the restrictions, either in certificated or book-entry form. No Common Shares shall be registered in the name of the Participant with respect to Restricted Share Units, and Participants shall have no ownership interest in the Common Shares to which the Restricted Share Units relate, unless and until payment is made in Common Shares.

(vii)     Forfeiture. If a Participant who holds Restricted Shares or Restricted Share Units fails to satisfy the restrictions, terms or conditions applicable to the Award, except as otherwise determined by the Committee, the Participant shall forfeit the Restricted Shares or Restricted Share Units.  The Committee may at any time waive such restrictions or accelerate the date or dates on which the restrictions will lapse; however, to the extent the Restricted Shares or Restricted Share Units are intended to qualify for the Performance-Based Exception, the provisions of Section 6(d)(iv) will apply.

(d) Performance-Based Exception.

(i)     Grants. Subject to the provisions of the Plan, Full-Value Awards granted in a manner that is intended to qualify for the Performance-Based Exception shall be conditioned upon the achievement of Performance Goals as the Committee shall determine, in its sole discretion.

(ii)     Performance Goals. Performance Goals shall be based on one or more Performance Measures, over a Performance Period, as to be determined by the Committee.

(iii)     Performance Measures. The Performance Measure(s) may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a subsidiary, division, department, region, function or business unit of the Company, and shall consist of one or more or any combination of the following criteria: cash flow, profit, revenue, stock price, market share, sales, net income, operating income, return ratios, earnings per share, return on equity, working capital, total assets, net assets, return on assets, return on sales, return on invested capital, earnings, gross margin, costs, shareholders' equity, shareholder return and/or specific, objective and measurable non-financial objectives, productivity or productivity improvement. The Performance Goals based on these Performance Measures may be expressed in absolute terms or relative to the performance of other entities.

(iv)     Treatment of Awards. With respect to any Full-Value Award that is intended to qualify for the Performance-Based Exception: (A) the Committee shall interpret the Plan and this Section 6(d) in light of Code Section 162(m), (B) the Committee shall not amend the Full-Value Award in any way that would adversely affect the treatment of the Full-Value Award under Code Section 162(m), and (C) such Full-Value Award shall not vest or be paid until the Committee shall first have certified that the Performance Goals have been achieved.

7. Deferred Payments.

Subject to the terms of the Plan, the Committee may determine that all or a portion of any Award to a Participant, whether it is to be paid in cash, Common Shares or a combination thereof, shall be deferred or may, in its sole discretion, approve deferral elections made by Participants. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, which terms shall comply with Code Section 409A.

8. Dilution and Other Adjustments.

In the event of any merger, reorganization, consolidation, liquidation, recapitalization, reclassification, redesignation, stock dividend, other distribution (whether in the form of cash, shares or otherwise), stock split, reverse stock split, spin off, combination, repurchase or exchange of shares or issuance of warrants or rights to purchase shares or other securities, or other change in corporate structure affecting the Common Shares, the Committee shall make such adjustments in the aggregate number and type of Common Shares which may be delivered and the individual award maximums as set forth in Section 5, the number and type of Common Shares subject to outstanding Awards and the Exercise Price or other price of Common Shares subject to outstanding Awards (provided the number of Common Shares subject to any Award shall always be a whole number), as may be and to the extent determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Such adjustment shall be conclusive and binding for all purposes of the Plan. Any such adjustment of an ISO or SAR shall be made in compliance with Code Sections 422 and 424, and no such adjustment shall be made that would cause any Award which is or becomes subject to Code Section 409A to fail to comply with the requirements of Code Section 409A or is exempt from Code Section 409A to become subject to Code Section 409A.

9. Change in Control.

Notwithstanding any other provision of the Plan to the contrary, immediately upon the occurrence of a Change in Control, the following provisions of this Section 9 shall apply except to the extent an Award Agreement provides for a different treatment (in which case the Award Agreement shall govern):

(a) all outstanding Stock Options and SARs vest and become fully exercisable; and

(b) all Full-Value Awards become fully vested.

10. Termination.

(a) Termination by Death, Disability, or Retirement. The terms and conditions of the Participant's Award Agreement shall govern the extent, if at all, to which the vesting of any Award is accelerated or forfeited due to a Participant's death, Disability, or Retirement; provided that, for Full-Value Awards intended to qualify for the Performance-Based Exception, no vesting may occur or no distribution may be made prior to the attainment of the Performance Goals.

(b) Termination for Cause. If a Participant's employment or service terminates for Cause, (i) all Stock Options and SARs (or portions thereof) which have not been exercised, whether vested or not, and (ii) all Full-Value Awards, shall immediately be forfeited upon termination, including such Awards that are subject to performance conditions (or unearned portions thereof).

(c) Other Terminations. If a Participant's employment or service terminates, voluntarily or involuntarily, for any reason other than death, Disability, Retirement or Cause, (i) any vested portion of Stock Options or SARs held by the Participant at the time of termination may be exercised for a period of three months (or such other period as the Committee may specify at or after the time of grant) from the termination date, or until the expiration of the original term of the Stock Option or SAR, whichever period is shorter, (ii) no unvested portion of any Stock Option or SAR shall become vested, including such Awards that are subject to performance conditions (or unearned portions thereof), and (iii) all Full-Value Awards, including such Awards that are subject to performance conditions (or unearned portions thereof), shall immediately be forfeited upon termination.

(d) Limitation for ISOs. No ISO may be exercised more than three months following termination of employment for any reason (including Retirement) other than death or Disability, nor more than one year following termination of employment for the reason of death or Disability (as defined in Code Section 422), or such Award will no longer qualify as an ISO and shall thereafter be, and receive the tax treatment applicable to, an NQSO. For this purpose, a termination of employment is cessation of employment, under the rules applicable to ISOs, such that no employment relationship exists between the Participant and the Company.

(e) Transfers and Leaves of Absence. The transfer of a Participant within the Company shall not be deemed a termination of employment except as required by Code Sections 422 and 409A, and other applicable laws. The following leaves of absences are not deemed to be a termination of employment:

(i)     if approved in writing by the Company, for military service, sickness or any other purpose approved by the Company, and the period of absence does not exceed 90 days;

(ii)     if in excess of 90 days, if approved in writing by the Company, but only if the Participant's right to reemployment is guaranteed by statute or contract and provided that the Participant returns to work within 30 days after the end of such absence; and

(iii)     subject to the restrictions of Code Section 409A and to the extent that such discretion is permitted by law, if the Committee determines in its discretion that the absence is not a termination of employment.

11. Recoupment or Recovery Policy.

Any Award shall be subject to forfeiture or repayment pursuant to the terms of any applicable compensation recoupment or recovery policy adopted by the Company, Committee or Board, as thereafter amended, including any policy adopted to comply with the rules of any stock exchange on which the Common Shares are traded or the Securities and Exchange Commission.

12. Miscellaneous Provisions.

(a) Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have no rights as a shareholder with respect to Awards hereunder, unless and until the Common Shares have been registered to the Participant as the owner.

(b) No Loans. No loans from the Company to Participants shall be permitted in connection with the Plan.

(c) Assignment or Transfer. Except as otherwise provided under the Plan, no Award or any rights or interests therein shall be transferable other than by will or the laws of descent and distribution. The Committee may, in its discretion, provide that an Award (other than an ISO) is transferable without the payment of any consideration to a Participant's family member, subject to such terms and conditions as the Committee may impose. For this purpose, "family member" has the meaning given to such term in the General Instructions to the Form S-8 registration statement under the Securities Act. All Awards shall be exercisable, during the Participant's lifetime, only by the Participant or a person who is a permitted transferee pursuant to this Section 12(c). Once awarded, the Common Shares (other than Restricted Shares) received by Participants may be freely transferred, assigned, pledged or otherwise subjected to lien, subject to the restrictions imposed by the Securities Act, Section 16 of the Exchange Act and the Company's Insider Trading Policy, each as amended.

(d) Withholding Taxes. The Company shall have the right to deduct from all Awards paid in cash to a Participant any taxes required by law to be withheld with respect to such Awards. All statutory minimum applicable withholding taxes arising with respect to Awards paid in Common Shares to a Participant shall be satisfied by the Company retaining Common Shares having a Fair Market Value on the date the tax is to be determined that is equal to the amount of such statutory minimum applicable withholding tax (rounded, if necessary, to the next lowest whole number of Common Shares); provided, however, that, subject to any restrictions or limitations that the Company deems appropriate, a Participant may elect to satisfy such statutory minimum applicable withholding tax through cash or cash proceeds.

(e) No Rights to Awards. Neither the Plan nor any action taken hereunder shall be construed as giving any person any right to be retained in the employ or service of the Company, and the Plan shall not interfere with or limit in any way the right of the Company to terminate any person's employment or service at any time. Except as set forth herein, no employee or other person shall have any claim or right to be granted an Award under the Plan. By accepting an Award, the Participant acknowledges and agrees that (i) the Award will be exclusively governed by the Plan, including the right of the Company to amend or cancel the Plan at any time without the Company incurring liability to the Participant (except, to the extent the terms of the Award so provide, for Awards already granted under the Plan), (ii) Participant is not entitled to future award grants under the Plan or any other plan, and (iii) the value of any Awards received shall be excluded from the calculation of termination or other severance payments or benefits.

(f)  Beneficiary Designation. To the extent allowed by the Committee, each Participant under the Plan may name any beneficiary or beneficiaries to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives all of such benefit. Unless the Committee determines otherwise, each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee and shall be effective only when received in writing by the Company during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

(g) Fractional Shares. Fractional Common Shares shall not be issued or transferred under an Award, but the Committee may direct that cash be paid in lieu of fractional shares or may round off fractional shares, in its discretion.

(h) Unfunded Plan. The Plan shall be unfunded and any benefits under the Plan shall represent an unsecured promise to pay by the Company. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general unsecured creditor of the Company.

(i) Severability. If any provision of the Plan is deemed illegal or invalid, the illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(j) Limitation of Liability. Members of the Board and the Committee and officers and employees of the Company who are their designees acting under the Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross or willful misconduct in the performance of their duties hereunder.

(k) Successors. All obligations of the Company with respect to Awards granted under the Plan shall be binding on any successor to the Company, whether as a result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(l)  Code Section 409A Compliance. The Plan is intended to satisfy the requirements of Code Section 409A and any regulations or guidance that may be adopted thereunder, including any transition relief available under applicable guidance.  The Plan may be amended or interpreted by the Committee as it determines appropriate in accordance with Code Section 409A and to avoid a plan failure under Code Section 409A(a)(1). If a Participant is a "specified employee" as defined in Code Section 409A at the time of the Participant's separation from service with the Company, then solely to the extent necessary to avoid the imposition of any additional tax under Code Section 409A, the commencement of any payments or benefits under an Award shall be deferred until the date that is six months following the Participant's separation from service (or such other period as required to comply with Code Section 409A).

(m) Additional Restrictions on Awards and Shares.  Either at the time an Award is granted or by subsequent action, the Committee may, but need not, impose such restrictions, conditions or limitations as it determines appropriate on the Award, any Common Shares issued under an Award, or both, including, without limitation, (a) restrictions under an insider trading policy, (b) share retention guidelines, minimum holding requirements and other restrictions designed to delay or coordinate the timing and manner of sales, and (c) other policies that may be implemented by the Board from time to time.

13. Effective Date, Amendments, Governing Law and Plan Termination.

(a) Effective Date. The Effective Date of the Plan is the date on which the Company's shareholders approve the Plan at a duly held shareholder meeting.

(b) Amendments.

(i)  Amendment of the Plan. The Committee or the Board may at any time terminate or amend the Plan in whole or in part, but no such action shall materially and adversely affect any rights or obligations with respect to any Awards granted prior to the date of such termination or amendment without the consent of the affected Participant, except to the extent that the Committee reasonably determines that such termination or amendment is necessary or appropriate to comply with applicable law or the rules and regulations of any stock exchange on which the Common Shares are traded or to preserve any intended favorable, or avoid any unintended unfavorable, tax effects for the Company, Plan or Participants.

 Notwithstanding the foregoing, unless the Company's shareholders shall have first approved the amendment, no amendment of the Plan shall be effective if the amendment would: (A) increase the maximum number of Common Shares that may be delivered under the Plan or to any one individual (except to the extent made pursuant to Section 8 hereof), (B) extend the maximum period during which Awards may be granted under the Plan, (C) add to the types of awards that can be made under the Plan, (D) modify the requirements as to eligibility for participation in the Plan, (E) permit a repricing or decrease the Exercise Price to less than the Fair Market Value on the Date of Grant of any Stock Option or SAR, except for adjustments made pursuant to Section 8, (F) materially increase benefits to Participants, or (G) otherwise require shareholder approval pursuant to the Plan or applicable law or the rules of the principal securities exchange on which Common Shares are traded.

(ii)  Amendment of Awards. The Committee may amend, prospectively or retroactively, the terms of an Award, provided that no such amendment is inconsistent with the terms of the Plan or would materially and adversely affect the rights of any Participant without his or her written consent.

(c) Governing Law. To the extent not preempted by Federal law, the Plan and all Award Agreements are construed in accordance with and governed by the laws of the State of Ohio. The Plan is not intended to be governed by the Employment Retirement Income Security Act of 1934, and shall be so construed and administered.

(d) Plan Termination. No Awards shall be made under the Plan after the tenth anniversary of the Effective Date.

IMPORTANT ANNUAL MEETING INFORMATION
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 am Eastern Time on September 15, 2016.
     Vote by Internet
•   Go to www.investorvote.com/AGYS
•   Or scan the QR code with your smartphone
•    Follow the steps outlined on the secure website

     Vote by telephone
•   Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
•    Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

▼PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼
A Proposals — The Board of Directors recommends a vote FOR Proposal 1, FOR all nominees listed in Proposal 2 and FOR Proposals 3, 4 and 5.
If cumulative voting is in effect, the Proxy holders intend to cumulate votes for the election of all or any one or more of the Board of Directors' nominees listed below. THIS PROXY CARD GIVES THE PROXY HOLDERS FULL DISCRETIONARY AUTHORITY TO VOTE CUMULATIVELY AND TO ALLOCATE VOTES AMONG THE NOMINEES LISTED BELOW, UNLESS AUTHORITY TO VOTE FOR ANY OF THEM IS WITHHELD, IN WHICH CASE NO VOTES REPRESENTED BY THIS PROXY CARD WILL BE CAST FOR ANY DIRECTOR FOR WHOM AUTHORITY TO VOTE IS SO WITHHELD.
1. Approval of an amendment to the Company's Amended Code of Regulations to declassify the Board of Directors	For ☐	Against ☐	Abstain ☐

2. If Proposal 1 is approved, the election of seven members of the Board of Directors to hold office for a one-year term expiring at the 2017 Annual Meeting.

01 – Donald A. Colvin 02 – James H. Dennedy 03 – Jerry Jones 04 – Michael A. Kaufman 05 – Melvin L. Keating 06 – Keith M. Kolerus 07 – John Mutch

☐ Mark here to WITHHOLD vote from all nominees.
☐ Mark here to vote FOR all nominees.
☐ For All Nominees EXCEPT – To withhold a vote for one or more nominees, mark the box to the left and the numbered box(es) to the right corresponding to the director(s) listed above.	01 ☐	02 ☐	03 ☐	04 ☐	05 ☐	06 ☐	07 ☐

If Proposal 1 is not approved, the election of four Class B members of the Board of Directors to hold office for a two-year term expiring at the 2018 Annual Meeting.

01 –James H. Dennedy 02 – Jerry Jones 03 – Michael A. Kaufman 04 – John Mutch

☐ Mark here to WITHHOLD vote from all nominees.
☐ Mark here to vote FOR all nominees.
☐ For All Nominees EXCEPT – To withhold a vote for one or more nominees, mark the box to the left and the numbered box(es) to the right corresponding to the director(s) listed above.	01 ☐	02 ☐	03 ☐	04 ☐
3. Approval of the Agilysys, Inc. 2016 Stock Incentive Plan.	For ☐	Against ☐	Abstain ☐
4. Approval, on a non-binding advisory basis, the compensation of our named executive officers set forth in the attached Proxy Statement.	☐	☐	☐
5. Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2017.	☐	☐	☐

6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments thereof.

B Non-Voting Items
Change of Address – Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name appears above. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such; and if signing for a corporation, please give your title. When shares are in the names of more than one person, each must sign.

Date (mm/dd/yyyy) — Please print date below.               Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy Card — Agilysys, Inc. — Annual Meeting of Shareholders — September 15, 2016

This proxy is solicited on behalf of the Board of Directors
The undersigned hereby appoints James H. Dennedy, Keith M. Kolerus and Kyle C. Badger, and each of them, as proxy holders and attorneys, with full power of substitution, to appear and vote all of the Common Shares of Agilysys, Inc. which the undersigned shall be entitled to vote at the Annual Meeting of Shareholders of Agilysys, to be held on Wednesday, September 15, 2016 at Agilysys' offices at 3380 146th Place SE, Suite 400, Bellevue, Washington 98007 at 8:00 a.m., local time, and at any adjournments thereof, hereby revoking any and all proxies heretofore given.
When properly executed, this proxy will be voted in the manner directed by the signed shareholder(s); if no direction is made, this proxy will be voted FOR proposal 1, FOR all nominees in proposal 2 and FOR proposals 3, 4 and 5.
PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting to be held on September 15, 2016: The Notice of Annual Meeting of Shareholders and Proxy Statement are available on our website at www.agilysys.com.
(Continued and to be signed on reverse side)